Exhibit 4.2

DECEMBER 15, 2008

THRIFT PLAN FOR EMPLOYEES OF

S&T BANK

Amended and Restated

Generally Effective as of January 1, 2008

THRIFT PLAN FOR EMPLOYEES OF S&T BANK

THRIFT PLAN FOR EMPLOYEES OF S&T BANK

THRIFT PLAN FOR EMPLOYEES OF S&T BANK

THRIFT PLAN FOR EMPLOYEES OF S&T BANK

THRIFT PLAN FOR EMPLOYEES OF S&T BANK

THRIFT PLAN FOR EMPLOYEES OF S&T BANK

INTRODUCTION AND PURPOSE

Effective May 1, 1984, Savings and Trust Company of Pennsylvania (now known as S&T Bank and hereinafter referred to as the “Employer”) adopted the Thrift Plan for Employees of Savings and Trust Company of Pennsylvania to provide retirement income and other benefits for the benefit of its eligible employees (hereinafter referred to as the “Original Plan”).

Effective December 31, 1988, the Original Plan was amended and restated in its entirety, at which time the Plan was amended to include a leveraged employee stock ownership plan. Such plan continued to be known as the Thrift Plan for Employees of Savings and Trust Company of Pennsylvania.

Effective January 1, 1989, the Original Plan was again amended and restated in its entirety, to incorporate the provisions of the Tax Reform Act of 1986 and other relevant subsequent federal legislation, the issuance of federal rules, certain court decisions and other changes desired by the Employer. This document was renamed the Thrift Plan for Employees of S&T Bank (hereinafter referred to as the “Prior Plan”).

Effective October 1, 1998, the Employer desired to amend and restate the Prior Plan in its entirety. The restatement incorporated the provisions of the General Agreement of Tariffs and Trade (which includes the Retirement Protection Act of 1994), the Uniform Services Employment and Re-employment Act of 1994, the Small Business Job Protections Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998 and other relevant federal legislation, the issuance of federal rules and certain court decisions, as well as various improvements desired by the Employer which are deemed to be in the best interests of the participants and beneficiaries of said plan. Such plan shall continue to be known as the Thrift Plan for Employees of S&T Bank (hereinafter referred to as the “Plan”).

Effective as of January 1, 2001, the Employer amended and restated the Plan in its entirety to incorporate revisions based on guidance on the previously referred to federal legislation and subsequent federal legislation and rules. In addition, this restatement revised the hardship distribution rules, the distribution forms and administrative procedures, as well as including interim Plan amendments.

Effective as of March 1, 2004, the Employer desires to amend and restate the Plan in its entirety to include previous amendments adopted since its last restatement, including amendments for the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), the terms of which are hereinafter set forth. In addition, this restatement shall incorporate the rules regarding distributions which were mandated under the provisions of the final and temporary regulations issued under section 401(a)(9) of the Internal Revenue Code, and shall make a lump sum distribution mandatory at age 70 1/2 for Members still actively employed.

Effective as of January 1, 2008, the Employer desires to amend and restate the Plan in its entirety to include previous amendments adopted since its last restatement, make certain administrative changes, and to make certain technical changes to comply with changed Treasury regulations.

The Employer intends that this Plan, together with the Trust Agreement, shall meet all the pertinent requirements for qualification under the Internal Revenue Code of 1986, as amended, and the Plan and Trust Agreement shall be interpreted, wherever possible, to comply with the terms of said Code and all formal regulations and rulings pertinent to the Plan and Trust Agreement issued thereunder.

Each retired or terminated Member who terminated employment prior to March 1, 2004 and who had not commenced receiving his Plan benefits on such date will be eligible to receive benefits on such benefit commencement date as set forth in the Plan at the time of his termination of employment.

The provisions of this amended and restated Plan shall apply only to any Employee who is credited with an Hour of Service on or after March 1, 2004, unless specified otherwise within this document.

The purpose of this Plan continues to be to provide retirement income for the benefit of the Employer’s eligible employees and their beneficiaries, but limited to those who qualify in accordance with the terms and conditions of the Plan as set forth herein.

THRIFT PLAN FOR EMPLOYEES OF

S&T BANK

Amended and Restated Effective January 1, 2008

ARTICLE 1. DEFINITIONS

1.01	“Accounts” means the Employer Account, the ESOP Account, the Member After-Tax Account, the Member Pre-Tax Account and the Member Rollover Account.

1.02	“Actual Deferral Percentage” means, with respect to a specified group of Employees, the average of the ratios, calculated separately for each Employee in that group, of (a) the amount of Member Pre-Tax Contributions made pursuant to Section 3.01 for a Plan Year (including Member Pre-Tax Contributions returned to any Employee pursuant to Section 3.01(d)), to (b) the Employee’s Statutory Compensation for that entire Plan Year (provided that, upon direction of the Committee, Statutory Compensation for a Plan Year shall only be counted if received during the period an Employee is a Member or is eligible to become a Member). The Actual Deferral Percentage for each group and the ratio determined for each Employee in the group shall be calculated to the nearest one one-hundredth of 1%. For purposes of determining the Actual Deferral Percentage for a Plan Year, Member Pre-Tax Contributions may be taken into account for a Plan Year only if they:

(a)

relate to compensation that either would have been received by the Employee in the Plan Year but for the deferral election, or are attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within 2 1/2 months after the close of the Plan Year but for the deferral election,

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(b)	are allocated to the Employee as of a date within that Plan Year and the allocation is not contingent on the participation or performance of service after such date, and

(c)	are actually paid to the Trustee no later than 12 months after the end of the Plan Year to which the contributions relate.

1.03	“Affiliated Employer” means any company not participating in the Plan which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes as a member the Employer; any trade or business under common control (as defined in Section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code. Notwithstanding the foregoing sentence, for purposes of Sections 1.30 and 3.09, the definitions in Sections 414(b) and (c) of the Code shall be modified by substituting the phrase “more than 50%” for the phrase “at least 80%” each place it appears in Section 1563(a)(1) of the Code.

1.04	“Annual Dollar Limit” means $200,000 effective January 1, 2002, as adjusted from time-to-time for cost-of-living in accordance with Section 401(a)(17)(B) of the Code.

1.05	“Annuity Starting Date” means the first day of the first period for which an amount is paid as an annuity or, any other form following a Member’s retirement or other termination of employment.

1.06	“Beneficiary” means any person, persons or entity named by a Member by written

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designation filed with the Committee to receive benefits payable in the event of the Member’s death. However, if the Member is married, his spouse shall be deemed to be the Beneficiary unless or until he elects another Beneficiary by a written designation filed with the Committee. Any such designation shall not be effective without Spousal Consent. If no such designation is in effect at the time of death of the Member, or if no person, persons or entity so designated shall survive the Member, the Member’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the estate of the Member.

1.07	“Board of Directors” means the Board of Directors of S&T Bank.

1.08	“Catch-Up Contributions” means, effective July 1, 2002 Member Pre-Tax Contributions made to the Plan pursuant to Section 3.01(b), which constitute catch-up contributions under Section 414(v) of the Code. The determination of whether any contribution constitutes a Catch-Up Contribution for a Plan Year shall be determined as of the end of such Plan Year, in accordance with Section 414(v) of the Code and the regulations thereunder.

1.09	“Code” means the Internal Revenue Code of 1986, as amended from time-to-time.

1.10	“Committee” or “Thrift Plan Committee” means the persons named by the Board of Directors to administer and supervise the Plan as provided in Article 10.

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“Compensation” means the total cash remuneration paid to an Employee for services rendered to the Employer, including any reduction pursuant to Section 3.01 or pursuant to a cafeteria plan as described in Section 125 of the Code. Compensation shall

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exclude reimbursement or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits. Other extraordinary items are excluded even if not similar to the above. However, Compensation for a Plan Year shall not exceed the Annual Dollar Limit.

1.12	“Contribution Percentage” means, with respect to a specified group of Employees, the average of the ratios, calculated separately for each Employee in that group, of (a) the sum of the Employee’s Member After-Tax Contributions and Employer Matching Contributions for that Plan Year, excluding any Employer Matching Contributions forfeited under the provisions of Sections 3.01 and 3.08, to (b) his Statutory Compensation for that entire Plan Year (provided that, upon direction of the Committee, Statutory Compensation for a Plan Year shall only be counted if received during the period an Employee is a Member or is eligible to become a Member). The Contribution Percentage for each group and the ratio determined for each Employee in the group shall be calculated to the nearest one one-hundredth of 1%.

1.13	“Disability” means a disability as evidenced by receipt of a Social Security disability pension.

1.14	“Earnings” means the amount of earnings to be returned with any excess deferrals, excess contributions or excess aggregate contributions under Section 3.01 or 3.08 for a Plan Year, as determined as of the last day of such Plan Year under the Plan’s method of allocating income to a Member’s Accounts pursuant to Article 6 in accordance with regulations prescribed by the Secretary of the Treasury under the provisions of Sections 402(g), 401(k) and 401(m) of the Code.

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1.15	“Effective Date” means January 1, 2008, as amended and restated. The employee stock ownership plan provisions of the Plan are effective December 31, 1988. The original effective date of the Plan is May 1, 1984.

1.16	“Employee” means an employee of the Employer who receives stated compensation other than a pension, severance pay, retainer, or fee under contract; however, the term “Employee” shall exclude:

(a)	any Leased Employee;

(b)	an individual treated as other than a common law employee; and

(c)	any employee who is included in a unit of employees covered by a collective bargaining agreement which does not provide for his membership in the Plan.

In no event shall any person who is classified by the Employer as an independent contractor or consultant be considered as an Employee. The term “employee” as used in this Plan, means any person who is employed by the Employer or Affiliated Employer as a common law employee of the Employer or Affiliated Employer, regardless of whether the individual is an “Employee,” and any Leased Employee.

1.17	“Employer” means S&T Bank or any successor by merger, purchase or otherwise, with respect to its employees; or any other company participating in the Plan as provided in Section 13.03, with respect to its employees.

1.18	“Employer Account” means the account into which shall be credited the Employer contributions made on a Member’s behalf pursuant to Sections 3.03 and 3.04 and earnings on those contributions, unless the Employer designates those contributions to the ESOP Account.

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1.19	“Employer Discretionary Contributions” means all amounts contributed pursuant to Section 3.04 of the Plan.

1.20	“Employer Matching Contributions” means all amounts contributed pursuant to Section 3.03 of the Plan.

1.21	“Employer Stock” means the shares of common stock, par value $2.50 per share, of S&T Bancorp, Inc., as adjusted for stock splits, stock dividends, reclassifications or similar changes affecting such stock, providing such stock is a “qualifying employer security” within the meaning of Section 4975(e)(8) of the Code or Treasury Regulation Section 54.4975-12.

1.22	“Enrollment Date” means date of hire for any Employee.

1.23	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

1.24	“ESOP Account” means the account into which shall be credited on a Member’s behalf the Employer Stock released from the Suspense Account as a result of the payment of the ESOP Loan Contributions on or after December 31, 1988 and the earnings on said Employer Stock.

1.25	“ESOP Loan Contribution” means all amounts contributed pursuant to Section 5.07 of the Plan.

1.26	“Exempt Loan” means any loan to the Plan by the Employer (or any other “disqualified

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person” as defined in Section 4975(e)(2) of the Code) or any loan to the Plan which is guaranteed by the Employer.

1.27	“Fund” or “Investment Fund” means the separate funds in which contributions to the Plan are invested in accordance with Article 4.

1.28	“Highly Compensated Employee” means for a Plan Year, any employee of the Employer or an Affiliated Employer (whether or not eligible for membership in the Plan) who:

(a)	was a 5% owner (as defined in Section 416(i) of the Code) for such Plan Year or the prior Plan Year, or

(b)	for the preceding Plan Year received Statutory Compensation in excess of $80,000 and was among the highest 20% of employees for the preceding Plan Year when ranked by Statutory Compensation paid for that year excluding, for purposes of determining the number of such employees, such employees as the Committee may determine on a consistent basis pursuant to Section 414(q) of the Code. The $80,000 dollar amount in the preceding sentence shall be adjusted from time-to-time for cost-of-living in accordance with Section 414(q) of the Code.

Notwithstanding the foregoing, employees who are nonresident aliens and who receive no earned income from the Employer or an Affiliated Employer which constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

The Employer’s determination of Highly Compensated Employees and top-paid group

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election, as described above, shall be used consistently in determining Highly Compensated Employees for determination years of all employee benefit plans of the Employer and Affiliated Employers for which Section 414(q) of the Code applies (other than a multiemployer plan) that begin with or within the same calendar year. Such determination may be changed by Plan amendment in accordance with Internal Revenue Service requirements.

The provisions of this Section shall be further subject to such additional requirements as shall be described in Section 414(q) of the Code and its applicable regulations, which shall override any aspects of this Section inconsistent therewith.

1.29	“Hour of Service” means, with respect to any applicable computation period,

(a)	each hour for which the employee is paid or entitled to payment for the performance of duties for the Employer or an Affiliated Employer,

(b)	each hour for which the employee is paid or entitled to payment by the Employer or an Affiliated Employer on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, but not more than 501 hours for any single continuous period, and

(c)	each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliated Employer, excluding any hour credited under (a) or (b), which shall be credited to the computation period or periods to which the award, agreement or payment pertains rather than to the computation period in which the award, agreement or payment is made.

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No hours shall be credited on account of any period during which the employee performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation or disability insurance laws. The Hours of Service credited shall be determined as required by Title 29 of the Code of Federal Regulations, Section 2530.200b-2(b) and (c).

1.30	“Leased Employee” means any person (other than an employee of the Employer or an Affiliated Employer) who pursuant to an agreement between the recipient and a leasing organization performs services for the Employer or Affiliated Employer and any related person thereto as defined in Section 414(n)(6) of the Code on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction of or control by the Employer. In the case of any person who is a Leased Employee immediately before or after a period of service as an Employee, the entire period during which he has performed services as a Leased Employee shall be counted as service as an Employee for all purposes of the Plan, except that he shall not, by reason of that status, become a Member of the Plan.

1.31	“Member” means any person included in the membership of the Plan as provided in Article 2.

1.32	“Member After-Tax Account” means the account into which shall be credited the Member After-Tax Contributions and earnings on those contributions. Any Member After-Tax Account in existence on December 31, 2004 shall be maintained after December 31, 2004 in accordance with the terms of this Plan even though no new Member After-Tax Contributions will be added.

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1.33	“Member After-Tax Contributions” means all amounts contributed by a Member pursuant to Section 3.02 of the Plan. No Member After-Tax Contributions shall be made on or after January 1, 2005. Any designation form to make Member After-Tax Contributions shall be void after December 31, 2004.

1.34	“Member Pre-Tax Account” means the account into which shall be credited the Member Pre-Tax Contributions made on a Member’s behalf and earnings on those contributions.

1.35	“Member Pre-Tax Contributions” means all amounts contributed pursuant to Section 3.01 of the Plan.

1.36	“Member Rollover Account” means the account in which shall be credited the Member Rollover Contributions made by a Member and earnings on those contributions.

1.37	“Member Rollover Contributions” means all amounts contributed pursuant to Section 3.05 of the Plan.

1.38	“Nonhighly Compensated Employee” means for any Plan Year an employee of the Employer or an Affiliated Employer who is not a Highly Compensated Employee for that Plan Year.

1.39	“Plan” means the Thrift Plan for Employees of S&T Bank as set forth in this document or as amended from time-to-time.

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1.40	“Plan Year” means the 12-month period beginning on any January 1.

1.41	“Profits” means both accumulated earnings and profits and current net taxable income of the Employer before deduction of Federal, state and local income taxes and before any contributions made by the Employer to this or any other employee benefit plan maintained by the Employer, as determined by its Board of Directors in such Board’s sole and absolute discretion.

1.42	“Spousal Consent” means written consent given by a Member’s spouse to an election made by the Member of a designation of a specified Beneficiary. That consent shall be duly witnessed by a Plan representative or notary public and shall acknowledge the effect on the spouse of the Member’s election. Any Spousal Consent shall be effective only with respect to the spouse who granted it. The Member may revoke an election any number of times without Spousal Consent at any time prior to the Annuity Starting Date. Any new election will require Spouse Consent. The requirement for spousal consent may be waived by the Committee if it is established to its satisfaction that there is no spouse, or that the spouse cannot be located, or because of such other circumstances as may be established by applicable law.

1.43	“Statutory Compensation” means the wages, salaries, and other amounts paid in respect of an employee for services actually rendered to an Employer or an Affiliated Employer, including by way of example, overtime, bonuses and commissions, but excluding deferred compensation, stock options and other distributions which receive special tax benefits under the Code. For all purposes of the Plan, Statutory Compensation shall include Member Pre-Tax Contributions and amounts contributed on a Member’s behalf on a salary reduction basis under Sections 125, 132(f)(4),

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402(g)(3), 414(v) or 457(b) of the Code. Statutory Compensation for a Plan Year shall not exceed the Annual Dollar Limit, provided that such limit shall not be applied in determining Highly Compensated Employees.

1.44	“Suspense Account” means the account comprised of unallocated shares of Employer Stock maintained in accordance with Section 5.03.

1.45	“Trustees” means the trustees by whom the funds of the Plan are held as provided in Article 11.

1.46	“Valuation Date” means the last business day of each calendar month or at more frequent intervals as determined by the Committee.

1.47	“Vested Portion” means the portion of the Accounts in which the Member has a nonforfeitable interest as provided in Article 7, or if applicable, Section 14.03.

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ARTICLE 2. ELIGIBILITY AND MEMBERSHIP

2.01	Eligibility

Each Employee of the Employer shall be eligible to become a Member on the date he is first credited with an Hour of Service.

2.02	Membership

Each Employee shall become a Member for all purposes of the Plan on his Enrollment Date or date of rehire, if applicable. Although each Member shall initially have his Compensation reduced as described in Section 3.01, he shall be able to make other contribution elections under Article 3 hereof, provided he files with the Employer the appropriate form or forms prescribed by the Committee on which he:

(i)	makes the election described in Section 3.01;

(ii)	authorizes the Employer to reduce his Compensation;

(iii)	makes an investment election; and

(iv)	names a Beneficiary.

2.03	Reemployment of Former Employees and Former Members

Any person reemployed by the Employer as an Employee, shall immediately become a Member of the Plan upon the date of such Employee’s rehire (his “reenrollment date”).

2.04	Transferred Members

(a)	A Member who remains in the employ of the Employer or an Affiliated Employer but ceases to be an Employee shall continue to be a Member of the Plan but shall not be eligible to make Member After-Tax Contributions or receive allocations of Member Pre-Tax Contributions or Employer contributions while his

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employment status is other than as an Employee.

(b)	An individual who transfers from the status of an employee ineligible for Plan membership to an Employee eligible for membership shall become a Member as of the date such individual becomes an Employee.

2.05	Termination of Membership

A Member’s membership shall terminate on the date he terminates employment with the Employer or an Affiliated Employer unless the Member is entitled to benefits under the Plan, in which event his membership shall terminate when those benefits are distributed to him.

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ARTICLE 3. CONTRIBUTIONS

3.01	Member Pre-Tax Contributions

(a)(i)	Effective as of a Member’s Enrollment Date or reenrollment date as defined in Section 2.03 (and effective January 1, 2008 for any Member who had not previously submitted a contribution election form under this Article 3), the Member shall have his Compensation reduced by 6% and that amount shall be contributed on his behalf to the Plan by the Employer as Member Pre-Tax Contributions until and unless the Member elects, in accordance with the procedures and within such time periods as the Committee shall prescribe, to receive such Compensation directly from the Employer in cash. Such reduction in Compensation shall commence as soon as administratively practicable following: (A) the Member’s Enrollment Date; or (B) the Member’s reenrollment date, as defined in Section 2.03, and shall be applied to Compensation which could have been subsequently received by the Member. Such Member may elect, subject to the other provisions of this Section, to increase the percentage of the reduction of his subsequent Compensation and have that amount contributed on his behalf to the Plan by the Employer as Pre-Tax Contributions. Any such specified percentage of Compensation shall be in a multiple of 1% and the maximum percentage shall be 50%. Alternatively, a Member who elects to receive the 6% of Compensation described above directly from the Employer in cash, may elect at a later date, subject to the other provisions of this Section, to have his subsequent Compensation reduced (in any increment of 1%) by at least 1% and not more than 50%. An election under this paragraph shall be effective with the first payroll period on or after the date as of which the

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election is to apply or as soon as administratively practicable thereafter.

(ii)	Each other Member may elect to have his subsequent Compensation reduced by no more than 50%, in increments of 1%, and have that amount contributed to the Plan by the Employer. Such election shall be effective with the first payroll period on or after the date as of which the election is to apply or as soon as administratively practicable thereafter.

(iii)

Member Pre-Tax Contributions shall be subject to the provisions of paragraphs (c) and (d) below and may be further limited as provided in Sections 3.07 and 3.08. Any Pre-Tax Contributions shall be paid to the Trustees as soon as practical, but in no event later than the 15th business day of the month following the month in which the amounts would have otherwise been paid to the Member in cash.

(b)	Effective July 1, 2002 a Member who has attained or will attain age 50 by the last day of a Plan Year may elect, in accordance with procedures prescribed by the Committee, to make Catch-Up Contributions for any Plan Year in accordance with and subject to the limitations of Section 414(v) of the Code. Such Catch-Up Contributions shall be subject to the following special rules:

(i)	A Member’s Catch-Up Contributions shall not be taken into account for purposes of applying the limitations under Sections 402(g) and 415 of the Code and Members’ Catch-Up Contributions shall not be taken into account in applying the ADP Test under Section 3.08.

(ii)	The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of making such Catch-Up Contributions.

(iii)	The determination of whether a Member Pre-Tax Contribution under this

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Section constitutes a Catch-Up Contribution for any Plan Year shall be determined as of the end of such Plan Year, in accordance with Section 414(v) of the Code. Member Pre-Tax Contributions that are intended to be Catch-Up Contributions for a Plan Year but which do not qualify as Catch-Up Contributions as of the end of the Plan Year shall be treated for all purposes under the Plan as Member Pre-Tax Contributions made under Section 3.01(a).

(iv)	In the event that the sum of a Member’s Catch-Up Contributions and similar contributions to any other qualified defined contribution plan and/or Code Section 403(b) plan maintained by the Employer or an Affiliated Employer exceeds the dollar limit on catch-up contributions under Section 414(v) of the Code for any calendar year as in effect for such calendar year, the Member shall be deemed to have elected a return of the Catch-Up Contributions in excess of the limit under Section 414(v) of the Code and such amount shall be treated in the same manner as “excess deferrals” under Section 3.01(d).

(v)

If a Member makes catch-up contributions under a qualified defined contribution plan and/or Code Section 403(b) plan maintained by an employer other than the Employer or an Affiliated Employer for any calendar year and those contributions when added to his Catch-Up Contributions exceed the dollar limit on catch-up contributions under Section 414(v) of the Code for that calendar year, the Member may allocate all or a portion of such “excess catch-up contributions” to this Plan. In the event such Member notifies the Committee of the “excess catch-up contributions” in the same manner as is required for allocated “excess deferrals” under Section 3.01(d), such “excess catch-up

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contributions” shall be distributed in the same manner as “excess deferrals” under Section 3.01(d).

(vi)	Effective as of January 1, 2005, the Employer shall take a Member’s Catch-up Contributions into account for purposes of determining the amount of Employer Matching Contributions under Section 3.03

(c)	In no event shall the Member’s Pre-Tax Contributions and similar contributions made on his behalf by the Employer or an Affiliated Employer to all plans, contracts or arrangements subject to the provisions of Section 401(a)(30) of the Code in any calendar year exceed the dollar limit on elective deferrals under Section 402(g) of the Code as in effect for such calendar year, except as permitted under Section 414(v) of the Code. . If a Member’s Pre-Tax Contributions in a calendar year reach that dollar limitation, his election of Member Pre-Tax Contributions for the remainder of the calendar year will be canceled. Each Member affected by this paragraph (c) shall be afforded an opportunity to change or suspend the rate at which he makes Member After-Tax Contributions in a manner to be determined by the Committee. As of the first pay period of the following calendar year, the Member’s election of Member Pre-Tax Contributions shall again become effective in accordance with his previous election.

(d)	If a Member makes tax-deferred contributions under another qualified defined contribution plan and/or Code Section 403(b) plan maintained by an employer other than the Employer or an Affiliated Employer for any calendar year and those contributions when added to his Member Pre-Tax Contributions exceed the dollar limitation under Section 402(g) of the Code for that calendar year, the Member may allocate all or a portion of such excess deferrals to this Plan. In that event, such excess deferrals, together with Earnings, shall be returned to

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the Member no later than the April 15 following the end of the calendar year in which such excess deferrals were made. However, the Plan shall not be required to return excess deferrals unless the Member notifies the Committee, in writing, by March 1 of that following calendar year of the amount of the excess deferrals allocated to this Plan. The amount of any such excess deferrals to be returned for any calendar year shall be reduced by any Member Pre-Tax Contributions previously returned to the Member under Section 3.08(a) for that calendar year. In the event any Member Pre-Tax Contributions returned under this paragraph (d) were matched by Employer Matching Contributions under Section 3.03, those Matching Contributions, together with Earnings, shall be forfeited and used to reduce Employer contributions.

3.02	Member After-Tax Contributions

Any Member may make Member After-Tax Contributions under this Section whether or not he has elected to have Member Pre-Tax Contributions made on his behalf pursuant to Section 3.01. The amount of Member After-Tax Contributions shall be not more than 10% of his Compensation while a Member, in multiples of 1%, as elected by the Member. The Member After-Tax Contributions shall be made through payroll deductions in a manner to be determined by the Committee and shall be paid to the Trustees as soon as practical, but in no event later than the 15th business day of the month following the month in which the amounts would have otherwise been paid to the Member in cash. Notwithstanding the foregoing, no Member After-Tax Contributions shall be made on or after January 1, 2005.

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3.03	Employer Matching Contributions

Effective January 1, 2008, the Employer shall contribute on behalf of each Member, who makes Member Pre-Tax Contributions, an amount equal to 100% of the first 1% of Compensation and 50% of the next 5% of Compensation contributed on behalf of the Member as Pre-Tax Contributions to the Plan during each payroll period. In no event, however, shall the Matching Contributions pursuant to this Section exceed 3.5% of the Member’s Compensation while a Member with respect to a particular Plan Year. The Matching Contributions are made expressly conditional on the Plan satisfying the provisions of Sections 3.01 and 3.08. If any portion of the Member Pre-Tax Contribution to which the Matching Contribution relates is returned to the Member under Section 3.01 or 3.08, the corresponding Matching Contribution shall be forfeited and if any amount of the Matching Contribution is deemed an excess aggregate contribution under Section 3.08 such amount shall be forfeited in accordance with the provisions of that Section. The Matching Contributions shall be paid to the Trustees as soon as practicable.

3.04	Employer Discretionary Contributions

(a)	The Employer may make additional contributions to the Plan on account of any Plan Year, in an amount to be determined by the Employer as of the last day of that Plan Year, on behalf of each eligible Member who is an Employee on the last day of that Plan Year. In no event, however, shall the Employer’s contributions for any Plan Year exceed the maximum amount deductible from the Employer’s income for that Plan Year under Section 404(a)(3)(A) of the Code or any statute of similar import or 25% of the total aggregate

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compensation of all Members who are Employees of the Employer. The Employer Discretionary Contributions shall be made in cash, property (including Employer Stock) or a combination of both cash and property. Notwithstanding the foregoing, in the event an Exempt Loan is being repaid, the allocation of Employer Stock released from encumbrance under Section 5.03 shall be treated as an Employer Discretionary Contribution under this Section if so designated by the Board of Directors.

(b)	Amounts contributed pursuant to paragraph (a) above shall be allocated among the Employer Accounts of all Members who are Employees of the Employer on December 31 based on the ratio that each Member’s Compensation bears to the total Compensation of all Members entitled to such allocation.

3.05	Member Rollover Contributions

With the permission of the Committee and without regard to any limitations on contributions set forth in this Article 3, the Plan may accept from or on behalf of an Employee, whether or not he has met the eligibility requirements for membership, a Member Rollover Contribution in cash, consisting of any amount previously received (or deemed to be received) by him from an “eligible retirement plan.” Such Member Rollover Contributions shall be subject to the following:

(a)	For purposes of this Section, “eligible retirement plan” means, effective after December 31, 2001:

(i)	a qualified plan described in Section 401(a) or 403(a) of the Code;

(ii)	an individual retirement account or individual retirement annuity of the Employee described in Section 408(a) or 408(b) of the Code which contains only amounts that were originally distributed from a qualified plan described in Section 401(a) or 403(a) of the Code (i.e., a “conduit

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IRA”);

(iii)	an annuity contract described in Section 403(b) of the Code; and

(iv)	an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(b)	Such Member Rollover Contribution may be received in either of the following ways:

(i)	The Plan may accept such amount as a direct rollover of an eligible rollover distribution from an eligible retirement plan.

(ii)	The Plan may accept such amount directly from the Employee provided such amount:

(A)	was distributed to the Employee by an eligible retirement plan;

(B)	is received by the Plan on or before the 60th day after the day it was received by the Employee; and

(C)	would otherwise be includible in gross income.

Notwithstanding subparagraph (B) above, the Committee may accept a Member Rollover Contribution more than 60 days after the amount was received by the Employee provided the Employee has received from the Secretary of the Treasury a waiver of the 60-day requirement, pursuant to Section 402(c)(3)(B) of the Code.

(c)	Notwithstanding paragraphs (a) and (b) above, effective January 1, 2002, the Plan may accept on behalf of an Employee before-tax amounts that are either:

(i)	contributed by the Employee on or before the 60th day after the day they were distributed from an individual retirement account or individual retirement annuity of the Employee described in Section 408(a) or 408(b), respectively, of the Code, or

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(ii)	are directly rolled over from such individual retirement account or individual retirement annuity of the Employee.

Notwithstanding the foregoing, the Plan shall not accept any amount unless such amount is eligible to be rolled over to a qualified trust in accordance with applicable law and the Employee provides evidence satisfactory to the Committee that such amount qualifies for rollover treatment.

3.06	Change in Contributions

The percentages of Compensation designated by a Member under Sections 3.01 and 3.02 shall automatically apply to increases and decreases in his Compensation. Subject to the provisions of Sections 3.01 and 3.02, a Member may change the percentage of his authorized payroll deduction or reduction at any time during the Plan Year by giving written notice to the Committee. The changed percentage shall become effective as of the first day of the payroll processing period or as soon as practicable thereafter, and shall be effective only with respect to Compensation received subsequent to the Member’s election. Notwithstanding the foregoing, no Member After-Tax Contributions shall be made on or after January 1, 2005.

3.07	Suspension of Contributions

(a)	A Member may suspend his contributions under Section 3.02 and/or revoke his election under Section 3.01 by giving written notice to the Committee. The suspension or revocation shall become effective as soon as practicable following such notice.

(b)	A Member who has suspended his contributions under Section 3.02 may elect to have them resumed in accordance with Section 3.02 by giving such advance

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notice as the Committee shall prescribe. A Member who has revoked his election under Section 3.01 may apply to the Committee to have his Compensation reduction resumed in accordance with Section 3.01 as soon as practicable following such notice.

3.08	Limitations Affecting Highly Compensated Employees

(a)	Limitation Based on Actual Deferral Percentage: Unless treated as meeting the Actual Deferral Percentage requirements of Section 401(k)(3)(A)(ii) of the Code by reason of the provisions of Section 401(k)(13) of the Code effective on and after January 1, 2008, with respect to each Plan Year, the Actual Deferral Percentage for Highly Compensated Employees who are Members or eligible to become Members for that Plan Year shall not exceed the Actual Deferral Percentage for the Plan Year for all Nonhighly Compensated Employees who were Members or eligible to become Members during the Plan Year multiplied by 1.25. If the Actual Deferral Percentage for Highly Compensated Employees does not meet the foregoing test, the Actual Deferral Percentage for Highly Compensated Employees may not exceed the Actual Deferral Percentage for the Plan Year for all Nonhighly Compensated Employees who were Members or eligible to become Members during the Plan Year by more than 2 percentage points, and the Actual Deferral Percentage for Highly Compensated Employees may not be more than 2.0 times the Actual Deferral Percentage for the Plan Year for all Nonhighly Compensated Employees for the Plan Year who were Members or eligible to become Members during the Plan Year (or such lesser amount as the Committee shall determine to satisfy the provisions of paragraph (c) below).

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The Committee may implement rules limiting the Member Pre-Tax Contributions which may be made on behalf of some or all Highly Compensated Employees so that this limitation is satisfied. If the Committee determines that the limitation under this paragraph (a) has been exceeded in any Plan Year, the following provisions shall apply:

(i)	The actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio shall be reduced to the extent necessary to meet the actual deferral percentage test or to cause such ratio to equal the actual deferral ratio of the Highly Compensated Employee with the next highest ratio. This process will be repeated until the actual deferral percentage test is passed. Such percentage rates shall be rounded to the nearest one one-hundredth of 1% of the Member’s Statutory Compensation. The amount of Pre-Tax Contributions made by each Highly Compensated Employee in excess of the amount permitted under his revised deferral ratio shall be added together. This total dollar amount of excess contributions (“excess contributions”) shall then be allocated to some or all Highly Compensated Employees in accordance with the provisions of subparagraph (iii) below.

(ii)

The Pre-Tax Contributions of the Highly Compensated Employee with the highest dollar amount of Pre-Tax Contributions shall be reduced by the lesser of (A) the amount required to cause that Employee’s Pre-Tax Contributions to equal the dollar amount of the Pre-Tax Contributions of the Highly Compensated Employee with the next highest dollar amount of Pre-Tax Contributions, or (B) an amount equal to the total excess contributions. This procedure is repeated until all excess contributions are allocated. The amount of excess contributions allocated to a Highly

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Compensated Employee, together with Earnings thereon, shall be distributed to him in accordance with the provisions of subparagraph (iii) below.

(iii)

The excess contributions, together with Earnings thereon allocated to a Member shall be paid to the Member before the close of the Plan Year following the Plan Year in which the excess contributions were made and, to the extent practicable, within 2 1/2 months of the close of the Plan Year in which the excess contributions were made. However, any excess contributions for any Plan Year shall be reduced by any Member Pre-Tax Contributions previously returned to the Member under Section 3.01(d) for that Plan Year. In the event any Member Pre-Tax Contributions returned under this Section 3.08 were matched by Matching Contributions, such corresponding Matching Contributions, with Earnings thereon, shall be forfeited and used to reduce Employer contributions. The Member may elect, in lieu of a return of the excess contributions, to contribute all or a portion of the excess contributions to the Plan as Member After-Tax Contributions for the Plan Year in which the excess contributions were made, subject to the limitations of Section 3.02. Recharacterized excess contributions shall be considered Member After-Tax Contributions made in the Plan Year to which the excess contributions relate for purposes of paragraph (b) below and shall be subject to the withdrawal provisions applicable to Member After-Tax Contributions under Article 8. Any Earnings on such recharacterized excess contributions shall be credited to that individual’s Account. The Member’s election to recharacterize Member Pre-Tax Contributions shall be made within 2 1/2 months of the close of the Plan Year in which the

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excess contributions were made, or within such shorter period as the Committee may prescribe. In the absence of a timely election by the Member, the Committee shall return his excess contributions, together with Earnings, as provided in this subparagraph (iii).

(b)	Limitation Based on Contribution Percentage: Unless treated as meeting the Contribution Percentage requirements of Section 401(m)(2) of the Code by reason of the provisions of Section 401(m)(12) of the Code effective on and after January 1, 2008, with respect to each Plan Year, the Contribution Percentage for Highly Compensated Employees who are Members or eligible to become Members for that Plan Year shall not exceed the Contribution Percentage for the Plan Year for all Nonhighly Compensated Employees who were Members or eligible to become Members for the Plan Year multiplied by 1.25. If the Contribution Percentage for Highly Compensated Employees does not meet the foregoing test, the Contribution Percentage for Highly Compensated Employees may not exceed the Contribution Percentage of all Nonhighly Compensated Employees who were Members or eligible to become Members for the Plan Year by more than 2 percentage points, and the Contribution Percentage for Highly Compensated Employees may not be more than 2.0 times the Contribution Percentage for the Plan Year for all Nonhighly Compensated Employees who were Members or eligible to become Members for the Plan Year (or such lesser amount as the Committee shall determine to satisfy the provisions of paragraph (c) below).

The Committee may implement rules limiting the Member After-Tax Contributions which may be made by some or all Highly Compensated Employees so that this limitation is satisfied. If the Committee determines that

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the limitation under this paragraph (b) has been exceeded in any Plan Year, the following provisions shall apply:

(i)	The actual contribution ratio of the Highly Compensated Employee with the highest actual contribution ratio shall be reduced to the extent necessary to meet the test or to cause such ratio to equal the actual contribution ratio of the Highly Compensated Employee with the next highest actual contribution ratio. This process will be repeated until the actual contribution percentage test is passed. Each ratio shall be rounded to the nearest one one-hundredth of 1% of a Member’s Statutory Compensation. The amount of Member After-Tax Contributions and Employer Matching Contributions made by or on behalf of each Highly Compensated Employee in excess of the amount permitted under his revised actual contribution ratio shall be added together. This total dollar amount of excess contributions (“excess aggregate contributions”) shall then be allocated to some or all Highly Compensated Employees in accordance with the provisions of subparagraph (ii) below.

(ii)

The Member After-Tax Contributions and Employer Matching Contributions of the Highly Compensated Employee with the highest dollar amount of such contributions shall be reduced by the lesser of (A) the amount required to cause that Member’s After-Tax Contributions and Employer Matching Contribution to equal the dollar amount of such contributions of the Highly Compensated Employee with the next highest dollar amount of such contributions, or (B) an amount equal to the total excess aggregate contributions. This procedure is repeated until all excess aggregate contributions are allocated. The amount of excess

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aggregate contributions allocated to each Highly Compensated Employee, together with Earnings thereon, shall be distributed or forfeited in accordance with the provisions of subparagraph (iii) below.

(iii)	Excess aggregate contributions allocated to a Highly Compensated Employee under subparagraph (ii) above shall be distributed in the following order:

(A)	Member After-Tax Contributions, to the extent of the excess aggregate contributions, together with Earnings, shall be paid to the Member; and then, if necessary,

(B)	so much of the Employer Matching Contributions, together with Earnings, as shall be necessary to equal the balance of the excess aggregate contributions shall be reduced, with the Employer Matching Contributions being paid to the Member.

(iv)

Any repayment of excess aggregate contributions shall be made before the close of the Plan Year following the Plan Year for which the excess aggregate contributions were made and, to the extent practicable, any repayment shall be made within 2 1/2 months of the close of the Plan Year in which the excess aggregate contributions were made.

(c)	Additional Discrimination Testing Provisions

(i)

If any Highly Compensated Employee is a member of another qualified plan of the Employer or an Affiliated Employer, other than an employee stock ownership plan described in Section 4975(e)(7) of the Code or any other qualified plan which must be mandatorily disaggregated under Section 410(b) of the Code, under which deferred cash contributions or matching contributions are made on behalf of the Highly Compensated Employee or under which the Highly Compensated Employee makes

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member after-tax contributions, the Committee shall implement rules, which shall be uniformly applicable to all employees similarly situated, to take into account all such contributions for the Highly Compensated Employee under all such plans in applying the limitations of this Section. If any other such qualified plan has a plan year other than the Plan Year defined in Section 1.40, the contributions to be taken into account in applying the limitations of this Section will be those made in the plan years ending with or within the same calendar year.

(ii)	In the event that this Plan is aggregated with one or more other plans to satisfy the requirements of Sections 401(a)(4) and 410(b) of the Code (other than for purposes of the average benefit percentage test) or if one or more other plans is aggregated with this Plan to satisfy the requirements of such sections of the Code, then the provisions of this Section 3.08 shall be applied by determining the Actual Deferral Percentage and Contribution Percentage of employees as if all such plans were a single plan. If this Plan is permissively aggregated with any other plan or plans for purposes of satisfying the provisions of Section 401(k)(3) of the Code, the aggregated plans must also satisfy the provisions of Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. For Plan Years beginning after December 31, 1989, plans may be aggregated under this paragraph (ii) only if they have the same plan year.

(d)

The Board of Directors may authorize that special contributions shall be made for a Plan Year. Such contributions shall be allocated in such amounts and to those Members, who are not Highly Compensated Employees, as the Committee shall determine to prevent a violation of paragraphs (a) through (b)

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above. Such special contributions shall be 100% nonforfeitable when made and shall not be available for withdrawal under Article 8. The Committee shall establish such separate accounts as may be necessary to implement this paragraph.

(e)	The Committee may include some or all of the qualified nonelective contributions made for the Plan Year for purposes of the tests described in paragraphs (a) and (c) above and may include some or all of such qualified nonelective contributions and some or all of the Member Pre-Tax Contributions made for the Plan Year for purposes of the tests described in paragraph (b) above; provided the requirements of applicable regulations are met. For purposes of this paragraph (f), the term “qualified nonelective contributions” shall mean special contributions authorized under paragraph (d) above.

3.09	Maximum Annual Additions

(a)	Effective January 1, 2002, the annual addition to a Member’s Accounts for any Plan Year, which shall be considered the “limitation year” for purposes of Section 415 of the Code, when added to the Member’s annual addition for that Plan Year under any other qualified defined contribution plan of an Employer or an Affiliated Employer shall not exceed an amount which is equal to the lesser of (i) 100% of a Member’s aggregate remuneration for that Plan Year or (ii) $40,000, as adjusted pursuant to Section 415(d) of the Code. In no event shall the annual addition to a Member’s Accounts other than the ESOP Account exceed $40,000 for any limitation year, as so adjusted.

(b)	For purposes of this Section, the “annual addition” to a Member’s Accounts under this Plan or any other qualified defined contribution plan maintained by the Employer or an Affiliated Employer shall be the sum of:

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(i)	the total contributions, including Member Pre-Tax Contributions, made on the Member’s behalf by the Employer and all Affiliated Employers,

(ii)	all Member contributions, exclusive of any Member Rollover Contributions, and

(iii)	all ESOP Loan Contributions under Article 5 used to repay principal in an Exempt Loan,

(iv)	forfeitures, if applicable, and

(v)	solely for purposes of the dollar limit under clause (ii) of paragraph (a) above, amounts described in Sections 415(1)(1) and 419A(d)(2) of the Code that have been allocated to the Member’s Accounts under this Plan or his accounts under any other such qualified defined contribution plan. The annual addition shall not include:

(A)	Member Rollover Contributions,

(B)	excess deferrals timely distributed from the Plan under Section 3.01(d), and

(C)	Catch-Up Contributions.

Notwithstanding the foregoing, if during any Plan Year no more than one-third of the ESOP Loan Contributions which are deductible under Section 404(a)(9) of the Code are allocated to the ESOP Accounts of Highly Compensated Employees, then any ESOP Loan Contributions which are used to pay interest on an Exempt Loan, and any Employer Stock released pursuant to Section 5.03 and allocated as a forfeiture, shall not be an annual addition. For purposes of this paragraph (b), any Member Pre-Tax Contributions, Employer Matching Contributions or Member After-Tax Contributions which may have been distributed or forfeited under the provisions of Section 3.01(d) or Section 3.08 shall be included in the annual addition for the year allocated; however, any

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excess deferral timely distributed from the Plan under Section 3.01(c) or (d) shall be excluded from the definition of annual addition.

(c)	For purposes of this Section, the term “remuneration” with respect to any Member shall mean the wages, salaries and other amounts paid in respect of that Member by the Employer or an Affiliated Employer for personal services actually rendered and shall include amounts contributed by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the employee under Section 125, 132(f)(4), 402(g), 414(v) or 457 of the Code, including (but not limited to) bonuses, overtime payments and commissions, but excluding deferred compensation, stock options and other distributions which receive special tax benefits under the Code. Remuneration shall include amounts actually paid or made available to a Member within a limitation year. Effective for limitation years beginning on or after January 1, 2008, remuneration shall be limited to the Annual Dollar Limit and shall also include amounts required to be recognized under the provisions of Treasury regulation 1.415(c)-2(e) and amounts permitted to be recognized under the provisions of Treasury regulation 1.415(c)-2(e)(2) and (3).

(d)	If the annual addition to a Member’s Accounts for any Plan Year, prior to the application of the limitation set forth in paragraph (a) above, exceeds that limitation due to a reasonable error in estimating a Member’s annual compensation or in determining the amount of Member Pre-Tax Contributions that may be made with respect to a Member under Section 415 of the Code, or as the result of the allocation of forfeitures, the amount of contributions credited to the Member’s Accounts in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation by proportionately reducing the allocations to the Member’s various Accounts with the following order of priority:

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(i)	That portion of the annual addition which is attributable to Member After-Tax Contributions shall be returned to the Member together with any Earnings on the contributions to be returned.

(ii)	That portion of the annual addition which is attributable to Employer Discretionary Contributions shall be reallocated to a suspense account.

(iii)	That portion of the annual addition which is attributable to unmatched Member Pre-Tax Contributions shall, to the extent permitted under regulations issued pursuant to the Code, be paid to the Member, together with any Earnings on the contributions to be returned.

(iv)	The Member’s matched Member Pre-Tax Contributions and corresponding Matching Contributions shall be reduced to the extent necessary. The amount of the reduction attributable to the Member’s matched Member Pre-Tax Contributions shall be returned to the Member, together with any Earnings on those contributions to be returned, and the amount attributable to the Matching Contributions shall be forfeited and used to reduce subsequent contributions payable by the Employer.

Any Member Pre-Tax Contributions returned to a Member under this paragraph (g) shall be disregarded in applying the dollar limitation on Member Pre-Tax Contributions under Section 3.01(c), and in performing the Actual Deferral Percentage Test under Section 3.08. Any Member After-Tax Contributions returned under this paragraph (d) shall be disregarded in performing the Contribution Percentage Test under Section 3.08.

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Amounts held in the suspense account shall, during the current Plan Year, be allocated and reallocated among the Accounts of other Plan Members as Employer Discretionary Contributions. If, after such allocation and reallocation, an amount still remains in the suspense account no further allocation for the current Plan Year will be required, and the amount in the suspense account will be carried over and allocated in the next Plan Year as an Employer Matching Contribution. However, no future Employer Matching Contributions or Employer Discretionary Contributions shall be permitted until the amount held in the suspense account is allocated to Member Accounts.

3.10	Return of Contributions

(a)	If the Commissioner of Internal Revenue, on timely application made after the initial establishment of the Plan, determines that the Plan is not qualified under Section 401(a) of the Code, or refuses, in writing, to issue a determination as to whether the Plan is so qualified, the Employer’s contributions made on or after the date on which that determination or refusal is applicable shall be returned to the Employer. The return shall be made within one year after the denial of qualification. The provisions of this paragraph (a) shall apply only if the application for the determination is made by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

(b)

If all or part of the Employer’s deductions under Section 404 of the Code for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Employer without interest but reduced by any investment loss attributable to those contributions provided that the return is made within one year after the

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disallowance of deduction. For this purpose, all contributions made by the Employer are expressly declared to be conditioned upon their deductibility under Section 404 of the Code.

(c)	The Employer may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

(d)	In the event that Member Pre-Tax Contributions made under Section 3.01 are returned to the Employer in accordance with the provisions of this Section 3.10, the elections to reduce Compensation which were made by Members on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The Member Pre-Tax Contributions so returned shall be distributed in cash to those Members for whom those contributions were made, provided, however, that if the contributions are returned under the provisions of paragraph (a) above, the amount of Member Pre-Tax Contributions to be distributed to Members shall be adjusted to reflect any investment gains or losses attributable to those contributions.

3.11	Contributions Not Contingent Upon Profits

Except as otherwise specifically provided, the Employer may make contributions to the Plan without regard to the existence or the amount of Profits. Notwithstanding the foregoing, however, this Plan is designed to qualify as a “profit-sharing and stock bonus plan” for all purposes of the Code.

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3.12	Valuation of Shares

When an Employer Matching Contribution or an Employer Discretionary Contribution is made in cash to the ESOP Account of a Member, such Member will be credited with the cash amount to which he is entitled. The Trustees will then purchase Employer Stock over a reasonable period, either from the open market, in privately negotiated transactions, or from the Employer. Each such Member will be credited with the applicable portion of such purchases. When an Employer Matching Contribution or an Employer Discretionary Contribution is made in shares of Employer Stock, the amount of such contribution shall be deemed to be in the fair market value of the Employer Stock contributed on the date of such contribution. When ESOP Loan Contributions result in the release of shares of Employer Stock from the Suspense Account upon payment of a portion of an Exempt Loan, the fair market value of such shares shall be deemed to be their fair market value on the date of the ESOP Loan Contribution, which value may not necessarily be the same as the amount paid for such shares with respect to the Exempt Loan. The fair market value of any shares of Employer Stock released from the Suspense Account shall be determined by the Trustees. If the Employer Stock is or becomes not readily tradable on an established securities market, then for purposes of determining the fair market value of Employer Stock released from the Suspense Account or Employer Stock purchased from, or contributed by, the Employer, the Trustees shall utilize generally accepted methods of valuing stock of closely-held companies and shall rely upon a valuation appraisal of the Employer Stock as shall be determined by an experienced, independent valuation consultant in accordance with rules specified under Section 401(a)(28) of the Code.

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3.13	Limitation on Employer Contributions

In no event shall an Employer’s contributions for any Plan Year exceed the maximum amount deductible from the Employer’s income for the Plan Year under Section 404(a) of the Code or any statute of similar import.

3.14	Contributions During Period of Military Leave

(a)

Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified uniformed service duty will be provided in accordance with Section 414(u) of the Code. Without regard to any limitations on contributions set forth in this Article 3, a Member who is reemployed on or after August 1, 1990 and is credited with his period of service in the uniformed services of the United States may elect to contribute to the Plan the Member Pre-Tax Contributions including Catch-Up Contributions that could have been contributed to the Plan in accordance with the provisions of the Plan had he remained continuously employed by the Employer throughout such period of absence (“make-up contributions”). The amount of make-up contributions shall be determined on the basis of the Member’s Compensation in effect immediately prior to the period of absence and the terms of the Plan at such time. Any Member Pre-Tax, Catch-Up and After-Tax Contributions so determined shall be limited as provided in Sections 3.01, 3.02 and 3.08 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made. Any payment to the Plan described in this paragraph shall be made during the applicable repayment period. The repayment period shall equal three times the period of absence, but not longer than five years, and shall begin on the latest of: (i) the Member’s date of

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reemployment, (ii) October 13, 1996, or (iii) the date the Employer notifies the Employee of his rights under this Section. Earnings (or losses) on make-up contributions shall be credited commencing with the date the make-up contribution is made in accordance with the provisions of Article 4.

(b)	With respect to a Member who makes the election described in paragraph (a) above, the Employer shall make Employer Matching Contributions on the make-up contributions in the amount described in the provisions of Section 3.03 as in effect for the Plan Year to which such make-up contributions relate. Employer Matching Contributions under this paragraph shall be made during the period described in paragraph (a) above. Earnings (or losses) on Employer Matching Contributions shall be credited commencing with the date the contributions are made in accordance with the provisions of Article 4. Any limitations on Matching Contributions described in Sections 3.03 and 3.08 shall be applied with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year or Years in which payment is made.

(c)	All contributions under this Section are considered “annual additions,” as defined in Section 415(c)(2) of the Code, and shall be limited in accordance with the provisions of Section 3.09 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made.

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ARTICLE 4. INVESTMENT OF CONTRIBUTIONS

4.01	Investment Funds

Contributions to the Plan shall be invested in one or more Investment Funds, as authorized by the Committee, which shall include the Bank Stock fund and from time-to-time may include such equity, growth, value and index funds, international funds, fixed income funds, money market funds and any other funds as the Committee elects to offer.

4.02	Investment of Members’ Accounts; Change of Election

A Member shall make investment elections covering his Member After-Tax Account, Member Pre-Tax Account and Member Rollover Account, in accordance with one of the following options:

(a)	100% in one of the available Investment Funds; or

(b)	in more than one Investment Fund, allocated in multiples of 1%, and totaling 100%.

In the event a Member fails to make an investment election, effective January 1, 2008, his Account shall be invested in such Investment Fund as the Committee shall determine.

A Member may change his investment elections at any time by giving written notice to the Committee. Such change shall be effective the next payroll processing or as soon as practicable thereafter, and shall be effective only with respect to subsequent contributions.

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4.03	Transfers Between Funds

A Member may elect at any time to transfer all or any percentage of all of his Accounts, including his ESOP Account between or among the Investment Funds in multiples of 1%. Such transfer request will be effective as of the next Valuation Date following the Committee’s receipt of the appropriate transfer form.

4.04	Investment of Employer Matching Contributions

The investment of Employer Matching Contributions shall be allocated among the Investment Funds according to the Member’s election for his Member Pre-Tax Account pursuant to Section 4.02, unless the Committee determines that such contributions are to be used for allocation of Employer Stock as available from the unallocated ESOP Suspense Account.

4.05	Limitation on Transfers Between Funds

Notwithstanding Section 4.03, the Trustees, the Employer or any investment manager appointed by either the Trustees or the Employer may impose restrictions upon transfers between funds in order to preserve the overall investment portfolio of the Trust. In those instances where restrictions are imposed, the Committee shall inform all affected Members as soon as practicable.

4.06	Investment of Employer Discretionary Contributions

Except for Employer Discretionary Contributions made as ESOP Loan Contributions, the initial investment of Employer Discretionary Contributions and earnings thereon shall be made solely in the Bank Stock Fund.

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4.07	Diversification of ESOP Account

The diversification requirement of Section 401(a)(28) of the Code is satisfied by the provisions now set forth in Section 4.03 and related Plan provisions.

4.08	Responsibility for Investments

Each Member is solely responsible for the selection of the Investment Funds into which his contributions are deposited and any subsequent transfer investment decisions. The Trustees, the Committee, the Employer, and the officers, supervisors and other employees of the Employer are not empowered to advise a Member as to the manner in which his Accounts shall be invested. The fact that an Investment Fund is available to Members for investment under the Plan shall not be construed as a recommendation for investment in that Investment Fund. The Plan is intended to comply with the provisions of the Department of Labor Regulation Section 2550.404(c)-1.

4.09	ERISA Section 404(c) Compliance

This Plan is intended to constitute a plan described in Section 404(c) of ERISA.

4.10	Limitations Imposed by Contract or Prospectus

Notwithstanding anything in this Article to the contrary, any contributions invested in a guaranteed investment contract or in an Investment Fund covered by a prospectus shall be subject to any and all terms of such contract or prospectus, including any limitations therein placed on the exercise of any rights otherwise granted to a Member under any other provisions of this Plan with respect to such contributions.

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ARTICLE 5. EMPLOYEE STOCK OWNERSHIP PLAN

5.01	Purchase of Employer Stock

(a)	The portion of the Plan composed of the ESOP Accounts and the Suspense Account shall be considered an employee stock ownership plan (an “ESOP”), which is designed to be invested primarily in qualified employer securities. The Board of Directors, in its discretion, may direct the Trustees to acquire Employer Stock under the ESOP with the proceeds of an Exempt Loan.

(b)	Employer Stock acquired by the Trustees hereunder may be purchased on an open market or from the Employer or any other person or entity. However, Employer Stock acquired from a “disqualified person” as defined in Section 4975(e)(2) of the Code may not be purchased at a price in excess of its fair market value determined in accordance with Section 3.12.

5.02	Exempt Loan

An Exempt Loan shall be used primarily for the benefit of Members and their Beneficiaries, shall be for a specific term, shall bear a reasonable rate of interest and shall not be payable on demand except in the event of default. In the event of default, the value of Plan assets transferred in satisfaction of the Exempt Loan shall not exceed the amount of default. An Exempt Loan may be secured by a collateral pledge of the Employer Stock acquired with the proceeds of such loan, but no other assets of the Trust may be pledged as collateral for the Exempt Loan and no lender shall have recourse against any assets of the Trust except to the extent permitted under Section 54.4975-7(b)(5) of the Treasury Regulations. Any pledge of Employer Stock shall provide for the release of shares so pledged on a pro rata basis as principal and interest on the Exempt Loan are repaid by the Trustees; provided, however, that an

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alternative method of releasing such stock from encumbrance may be utilized if permitted by applicable regulations under Section 4975 of the Code and the Committee adopts such method. Such stock shall be allocated as provided in Section 5.04 below.

5.03	Suspense Account

(a)	Employer Stock acquired with the proceeds of an Exempt Loan shall be held in the Suspense Account and shall not be allocated to a Member’s ESOP Account until released from encumbrance under the terms of the Exempt Loan. During the term of the Exempt Loan, a number of shares of Employer Stock shall be released per year equal to (i) the number of encumbered shares multiplied by a fraction, the numerator of which shall be the amount of principal and interest paid by the Trustees on the Exempt Loan for the year, and the denominator of which shall be the sum of the numerator and the aggregate principal and interest to be paid by the Trustees on the Exempt Loan for all future years; (ii) subject to the regulations under Section 4975 of the Code and the terms of the Exempt Loan, the number of encumbered shares multiplied by a fraction, the numerator of which shall be the amount of the Exempt Loan principal payments paid to the Trustees for the year, and the denominator of which shall be the sum of the numerator and the aggregate principal payments to be paid by the Trustees on the Exempt Loan for all future years; or (iii) an alternative method of releasing such stock from encumbrance may be utilized if permitted by applicable regulations under Section 4975 of the Code, the provisions of the Exempt Loan allow such method and the Committee adopts such method. For this purpose, the number of future years under the Exempt Loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods. If the interest rate under the Exempt Loan is

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variable, the interest to be paid in future years shall be computed by using the interest rate applicable as of the end of the calendar year.

(b)	Any cash dividends received in any year by the Trustees on shares of Employer Stock held in the Suspense Account shall be applied to the payment of outstanding obligations of the Trust under any Exempt Loan (and shall be invested in an interest bearing or other fixed income investment pending such payment).

5.04	Allocation of Employer Stock

Upon release of Employer Stock from encumbrance it shall be allocated among the Members’ ESOP Accounts pursuant to Section 3.04(b).

5.05	Dividends

(a)	In the sole discretion of the Board of Directors, dividends that are payable with respect to Employer Stock that is allocated to a Member’s ESOP Account may be (a) accumulated in the Member’s ESOP Account and used to buy additional Employer Stock, (b) used to repay the principal and interest due on the Exempt Loan, (c) paid directly to the Member in cash (to the extent such direct payment may be effectuated), or (d) paid to the Trust and distributed by the Trustees in cash to the Member not later than 90 days after the close of the Plan Year in which paid to the Trust.

(b)

In addition to the provisions of Section 5.05(a), effective January 1, 2002 (including any 2001 cash dividends paid into Member ESOP Accounts on or before March 31, 2002), in accordance with rules established by the Committee and uniformly applied, any cash dividends paid with respect to Employer Stock

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in the ESOP Accounts as of the record date shall be paid to the Plan and reinvested in Employer Stock, unless the Member or his Beneficiary affirmatively elects to have such dividends paid to him. Any such election by the Member or his Beneficiary shall apply only to those shares of Employer Stock in which he is vested and shall apply to future cash dividends until otherwise elected by the Member of his Beneficiary. In the event any cash dividends paid with respect to Employer Stock, which is not part of an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, shall be automatically reinvested in Employer Stock. The payment of Employer Stock dividends under this Section 5.05(b) is intended to comply with Section 404(k) of the Code and shall be interpreted accordingly.

5.06	Voting Rights; Offer to Purchase Stock

(a)

Voting — On any matter which by Pennsylvania law or the Employer’s charter must be decided by more than a majority vote of outstanding shares voted, but only to the extent required by Sections 401(a)(22) and 409(e) of the Code and the Regulations thereunder, all Employer Stock (including fractional shares) allocated to a Member’s Accounts shall be voted by the Trustees in accordance with instructions from the Member on a one vote per share basis. The instructions received by the Trustees from Members shall be held by the Trustees in strict confidence and shall not be divulged or released to any person including officers or other Employees of the Employer or an Affiliated Employer, except as otherwise required to vote said stock. The Employer shall provide Members with notices and information statements when voting rights are to be exercised the content of which must generally be the same as for all holders of Employer Stock. Fractional shares may be voted by the Trustees on a

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combined basis, in order to reflect the direction of the Members holding such shares. The Trustees shall vote any allocated stock for which it has not received instructions in the same proportions as shares as to which voting instructions have been received. All Employer Stock (including fractional shares) allocated to a Member’s Accounts for which the Member does not have voting rights hereunder and all unallocated Employer Stock held in the Suspense Account shall be voted according to the discretion of the Trustees.

(b)

Tender Offer Procedure — In the event any offer is made to shareholders of the Employer by any person, corporation or other entity (the “offerer”) to purchase any or all of the outstanding Employer Stock including the Stock then held in the Plan, the Trustees shall accept or reject any such tender, exchange or purchase offer, in whole or in part, with respect to Employer Stock held by the Trustees as the Trustees, in their sole discretion, determine. Alternatively, the Trustees may decide to pass the decision through to the Members as to the Employer Stock then held in a Member’s Accounts. In this case, the Trustees shall promptly forward to each Member all materials and written information furnished to the Trustees by the offerer and/or by the Employer in connection therewith, and shall notify each Member in writing of the number of shares of Employer Stock which is then credited to such Member’s Accounts. Such notice shall also set forth the rights afforded each Member by this Section 5.06(b) and shall state that, absent timely instructions from such Member to the Trustees, no tender to the offerer shall be made of any of the shares specified in such written notice. Each Member shall be entitled to instruct the Trustees as to whether all or part of the shares of Employer Stock standing to his credit should be tendered by the Trustees pursuant to such offer. The instructions received by the Trustees from Members shall be held by the Trustees in strict confidence and shall not be

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divulged or released to any person including officers or other Employees of an Employer or an Affiliated Employer, except as otherwise is required to tender said stock.

(c)	Shares Tendered — If the Trustees decide to pass the decision on the tender offer through to Members under paragraph (b) above, the Trustees shall tender only those shares of Employer Stock held in a Member’s Accounts for which it receives instructions to so tender from such Member and shall not tender any shares as to which such instructions are not so received. In such a case all unallocated Employer Stock held in the Suspense Account shall be tendered by the Trustees in the same proportions as the allocated stock for which the Trustees has received instructions as to whether or not to tender.

(d)	Proceeds — In the event the Employer Stock held in a Member’s Accounts is tendered pursuant to this Section 5.06, the proceeds received upon the acceptance of such tender by the offerer shall be credited to such Member’s Accounts (and shall be subject to the same terms and conditions as were applicable to the Employer Stock so tendered). The Trustees shall invest the amounts representing the proceeds of tendered Employer Stock, and any earnings thereon, in accordance with instructions from, or procedures provided by, the Committee, or in accordance with elections by the Members with respect to such proceeds pursuant to procedures established by the Committee.

(e)	The Trustees shall discharge his duties with respect to Employer Stock over which he has voting authority or the authority to accept or reject a tender, purchase or exchange offer solely in the interest of the Members and Beneficiaries of the Plan.

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5.07	ESOP Loan Contributions

The Employer may make a contribution to the Trust for the purpose of discharging its obligations under any Exempt Loan. The amount of the Employer’s contribution each year shall be determined by the Board of Directors.

5.08	Trustees’ Independence

Notwithstanding any provision to the contrary, the Trustees shall discharge their duties hereunder in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of Title I, Part 4 of ERISA.

5.09	Satisfaction of the Exempt Loan

Upon payment in full of the Exempt Loan and following the final allocation of Employer Stock pursuant to Section 5.04, a Member’s ESOP Account shall be merged into Fund A as soon as administratively practicable thereafter.

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ARTICLE 6. VALUATION OF THE ACCOUNTS

6.01	Valuation of the Investment Funds

The Trustees shall value the Investment Funds and the ESOP Account as of each Valuation Date. On each Valuation Date there shall be allocated to the Accounts of each Member his proportionate share of the increase or decrease in the fair market value of his Accounts in each of the Funds and the ESOP Account. Whenever an event requires a determination of the value of the Member’s Accounts, the value shall be computed as of the Valuation Date coincident with or immediately following the date of determination.

6.02	Statement of Accounts

At least quarterly, each Member shall be furnished with a statement setting forth the value of his Accounts.

6.03	Right to Change Procedures

The Committee reserves the right to change from time-to-time the procedures used in valuing the Accounts or crediting (or debiting) the Accounts if it determines, after due deliberation and upon the advice of counsel and/or the current recordkeeper, that such an action is justified in that it results in a more accurate reflection of the fair market value of assets. In the event of a conflict between the provisions of this Article and such new administrative procedure, those new administrative procedures shall prevail.

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ARTICLE 7. VESTED PORTION OF ACCOUNTS

7.01	Vested Portion of Accounts

(a)	Any Employee who has one Hour of Service with the Employer shall at all times be 100% vested in, and have a nonforfeitable right to his Employer Account, ESOP Account, Member After-Tax Account, Member Pre-Tax Account and Member Rollover Account.

(b)	Notwithstanding the foregoing, effective as to any eligible Employee hired on or after January 1, 2008, that Member shall be vested in, and have a nonforfeitable right to, his Employer Account upon completion of two years of vesting service. In addition, such Member shall be 100% vested in, and have a nonforfeitable right to, his Employer Account if he incurs a Disability, dies, or attains age 65 while employed by the Employer or any Affiliated Employer.

(c)

Upon termination of employment of a Member who was not fully vested in his Employer Account, the non-vested portion of his Employer Account shall not be forfeited until the Member has a period of break in service of five years or receives a distribution of the Vested Portion of his Accounts, if earlier. If the former Member is not reemployed by the Employer or an Affiliated Employer before he has a period of break in service of five years or receives such a distribution, the non-vested portion of his Employer Account shall be forfeited. Any amounts forfeited under this paragraph (c) shall be applied to reduce Employer contributions. If the amount of the Vested Portion of a Member’s Employer Account at the time of his termination of employment is zero and the Member had not at any time made Pre-Tax Contributions to the Plan, the Member shall be deemed to have received a distribution of such zero vested benefit. If an amount of a Member’s Employer Account has been forfeited in accordance with the preceding provisions of this paragraph, that amount shall

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be subsequently restored to the Member’s Employer Account provided he is reemployed by the Employer or an Affiliated Employer before he has a period of break in service of five years. In the event that any amounts to be restored by the Employer to a Member’s Employer Account have been forfeited under this paragraph, those amounts shall be taken first from any forfeitures that have not as yet been applied against Employer contributions and if any amounts remain to be restored, the Employer shall make a special Employer contribution equal to those amounts.

(d)	(i)	An Employee’s period of employment with the Employer shall be vesting service. Vesting service shall begin on the date the Employee first completes an Hour of Service and end on the Employee’s severance date. If an Employee’s employment is terminated and he is later reemployed within one year, the period between his severance date and the date of his reemployment shall be included in his vesting service. However, if his employment is terminated during a period of absence from service for reasons such as vacation, sickness, disability, layoff or leave of absence approved by the Employer, vesting service shall be counted for the period from his severance date to the date of his reemployment only if he is reemployed within one year of the first day of that absence. A break in service shall occur if an Employee is not reemployed within one year after a severance date, provided, however, that if an Employee’s employment is terminated or if the Employee is otherwise absent from work because of parental leave, a break in service shall occur only if the Employee is not reemployed or does not return to active service within two years of his severance date; and provided further that the first year of such absence for parental leave, measured from his severance date,

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shall not be considered in determining the Employee’s period of break in service for purposes of paragraph (f) below. If the Employee has a break in service, any period before the break in service shall be excluded from his vesting service, except as provided in paragraph (f).

(ii)	If an Employee shall have been absent from the service of the Employer because of service in the Armed Forces of the United States and if he shall have returned to the service of the Employer having applied to return while his reemployment rights were protected by law, that absence shall not count as a break in service, but instead shall be counted as vesting service to the extent required by law.

(iii)	A period during which an Employee is on a leave of absence approved by the Employer shall not be considered as a break in service. Under rules uniformly applicable to all Employees similarly situated, the Committee may authorize vesting service to be counted for any portion of that period of leave which is not counted as vesting service under subparagraph (i) of this paragraph.

(iv)	Each of the following periods of service shall be counted in a person’s vesting service to the extent that it would be recognized under subparagraphs (i) through (iii) above with respect to Employees:

(A)	a period of service as an employee, but not an Employee, of the Employer,

(B)	a period of service as an employee of an Affiliated Employer, and

(C)

in the case of a person who is a Leased Employee before or after a period of service as an Employee or a period of service described in (A) or (B) above, a period during which he has performed services for the Employer or an Affiliated Employer as

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a Leased Employee.

The break in service rules of Article 7 shall be applied as though all such periods of service were service as an Employee.

(e)	For purposes of this Section, “severance date” means the earlier of (i) the date an Employee quits, retires, is discharged or dies, or (ii) the last day of an authorized leave of absence, or, if later, the first anniversary of the date on which an Employee is first absent from service, with or without pay, for any other reason such as vacation, sickness, disability, layoff or leave of absence. “Parental leave” means a period in which the Employee is absent from work immediately following his active employment because of the Employee’s pregnancy, the birth of the Employee’s child or the placement of a child with the Employee in connection with the adoption of that child by the Employee, or for purposes of caring for that child for a period beginning immediately following birth or placement.

(f)	If an Employee’s employment terminates and he is reemployed, his vesting service after reemployment shall be aggregated with his previous period or periods of vesting service only in the following circumstances:

(i)	he is reemployed prior to incurring a break in service, or

(ii)	he is reemployed after incurring a break in service, and

(A)	he had made Pre-Tax Contributions to the Plan during his previous period of employment or he was vested in his Employer Account, or

(B)	the period from his break in service to his subsequent reemployment does not equal or exceed five years.

In all other circumstances, his previous period or periods of vesting service shall be disregarded upon his reemployment.

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ARTICLE 8. WITHDRAWALS WHILE STILL EMPLOYED

8.01	Withdrawal After Age 59 1/2

Except as provided in Section 3.08(d), a Member who shall have attained age 59 1/2 as of the effective date of any withdrawal pursuant to this Section may, without penalty and no more than once in a calendar quarter, elect to withdraw all or part of the Vested Portion of his Accounts. The minimum withdrawal shall be $100, or the value of his Member Pre-Tax Account if less.

8.02	Hardship Withdrawal

(a)	A Member who is not otherwise entitled to make a withdrawal under Section 8.01 may, without penalty and no more than once in a calendar quarter and subject to the provisions of Section 8.03, elect to withdraw all or part of the Vested Portion of his Accounts (except earnings credited on the Member Pre-Tax Account after December 31, 1988 and as provided in Section 3.08(d)) upon furnishing proof of financial hardship satisfactory to the Committee.

(b)	A Member shall be considered to have incurred a financial hardship if, and only if, he meets the requirements of paragraphs (c) and (d) below.

(c)	As a condition for hardship there must exist with respect to the Member an immediate and heavy financial need to draw upon his Accounts. The Committee shall presume the existence of such immediate and heavy financial need if the requested withdrawal is on account of any of the following:

(i)	expenses for medical care described in Section 213(d) of the Code previously incurred by the Member, his spouse or any of his dependents (as defined in Section 152 of the Code) or necessary for those persons to obtain such medical care;

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(ii)	costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

(iii)	payment of tuition and related educational fees, and room and board expenses, for the next 12 months of post-secondary education of the Member, his spouse, children or dependents (as defined in Section 152 of the Code and, for taxable years beginning on or after January 1, 2005, without regard to section 152(b)(1), (b)(2) and (d)(1)(B));

(iv)	payment of amounts necessary to prevent eviction of the Member from his principal residence or to avoid foreclosure on the mortgage of his principal residence;

(v)	Payments for burial or funeral expenses for the employee’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B) of the Code);

(vi)	Expenses for the repair of damage to the employee’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(vii)	the inability of the Member to meet such other expenses, debts or other obligations recognized by the Internal Revenue Service as giving rise to immediate and heavy financial need for purposes of Section 401(k) of the Code.

The amount of the withdrawal may not be in excess of the amount of the financial need of the employee, including any amounts necessary to pay any

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federal, state or local taxes and any amounts necessary to pay any penalties reasonably anticipated to result from the hardship distribution.

In evaluating the relevant facts and circumstances, the Committee shall act in a nondiscriminatory fashion and shall treat uniformly those Members who are similarly situated. The Member shall furnish to the Committee such supporting documents as the Committee may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee.

(d)	Effective for hardship withdrawals made after December 31, 2001, as a condition for a hardship withdrawal, the Member must meet the following additional requirements:

(i)	the Member has received all distributions (other than the requested hardship withdrawal) and all nontaxable loans currently available under all qualified plans maintained by the Employer or Affiliated Employer (unless such action would have the effect of increasing the hardship).

(ii)

the Member, once he receives the requested hardship withdrawal, shall be suspended from making elective pre-tax deferrals, catch-up contributions and after-tax contributions under the Plan and all other plans maintained by the Employer and Affiliated Employers until the first day of the seventh month after the receipt of the distribution. For purposes of this Section, “all other plans of the Employer and Affiliated Employers” shall include stock option plans, stock purchase plans, qualified and nonqualified deferred compensation plans and such other plans as may be designated under regulations issued under Section 401 (k) of the Code, but shall not include health and welfare benefit plans and the mandatory employee contribution portion of a defined benefit

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plan.

8.03	Procedures and Restrictions

To make a withdrawal, a Member shall give such advance notice as the Committee shall prescribe. A withdrawal shall be made as soon as administratively practicable following such notice. Unless otherwise specified by the Member on a form prescribed by the Committee, the amount of the withdrawal shall be allocated between and among the Investment Funds in proportion to the value of the Member’s Accounts from which the withdrawal is made in each Investment Fund as of the date of the withdrawal. Subject to the provisions of Section 9.09, all payments to Members under this Article shall be made in cash as soon as practicable.

8.04	Withdrawal from ESOP Account

Withdrawals from the ESOP Account shall only be made in accordance with the diversification requirement set forth in Section 4.07 or the hardship withdrawal provisions of Section 8.02.

8.05	Withdrawal of Member After-Tax Contributions

(a)	A Member may, subject to Section 8.03, elect to withdraw all or part of the Member After-Tax Contributions in his Member After-Tax Account made before January 1, 1987, not to exceed his nontaxable basis, excluding Earnings thereon.

(b)	A Member who has withdrawn the amounts described in paragraph (a) above may, subject to Section 8.03, elect to withdraw all or part of his Member After-

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Tax Account attributable to Member After-Tax Contributions made on or after January 1, 1987, with Earnings thereon.

(c)	A Member who has withdrawn the amounts described in paragraphs (a) and (b) above may, subject to Section 8.03, elect to withdraw the remaining amounts in his Member After-Tax Account attributable to Member After-Tax Contributions made before January 1, 1987.

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ARTICLE 9. DISTRIBUTION OF ACCOUNTS UPON TERMINATION OF EMPLOYMENT

9.01	Eligibility

Upon a Member’s termination of employment or death, his Accounts shall be distributed as provided in this Article.

9.02	Form of Distribution

Subject to the provisions of Section 9.06, effective June 1, 2007, distribution of the Vested Portion of a Member’s Accounts shall be made in one of the following forms:

(a)	a cash lump sum;

(b)	a discretionary distribution of all or part of the Vested Portion of a Member’s Accounts, at the Member’s election, without penalty, and no more frequently than once in a calendar quarter. The minimum withdrawal shall be $100 or the value of his Member Pre-Tax Account, if less;

(c)	an installment or annuity payment which was begun prior to March 1, 2004 will continue to be paid as such unless the Member elects otherwise.

9.03	Timing of Distribution

(a)

Except as otherwise provided in this Article, distribution of the Member’s Accounts shall be made as soon as administratively practicable following the later of (i) the Member’s termination of employment (including Disability termination) or (ii) the 70th anniversary (effective June 1, 2007) of the Member’s date of birth (but not more than 60 days after the close of the Plan Year in which the later of (i) or (ii) occurs).

(b)	In lieu of the distribution as described in paragraph (a) above, effective June 1, 2007), a Member may, in accordance with such procedures as the Committee

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shall prescribe and subject to the provisions of Section 9.02(b), elect to have the distribution of all of the Vested Portion of his Accounts, or any portion of the Vested Portion of his Accounts, be made as of any Valuation Date coincident with or following his termination of employment which is before or after the date described in paragraph (a) above.

(c)	In the case of the death of a Member before his benefits commence, the balance of his Accounts shall be distributed to his Beneficiary as soon as administratively practicable following the Member’s date of death, but not later than one year after the close of the Plan Year in which the death occurs (subject to the provisions of Section 9.06(b)).

(d)

In no event, however, shall the provisions of this Section operate so as to allow the distribution of a Member’s Accounts to be made later than the April 1 following the calendar year in which he attains age 70 1/2, provided that such commencement in active service shall not be required with respect to a Member (i) who does not own more than 5% of the outstanding stock of the Employer (or stock possessing more than 5% of the total combined voting power of all stock of the Employer), and (ii) who either attained age 70 1/2 prior to January 1, 1988, or who did not receive a distribution pursuant to this paragraph (d) prior to December 31, 1996. The Member shall receive one lump sum payment on or before the Member’s required beginning date equal to his entire Account balance.

(e)

In the event a Member who is a 5% owner (as defined in Section 416(i) of the Code) is required to begin receiving payments while in service under the provisions of paragraph (d) above, the Member shall receive one lump sum payment on or before the Member’s required beginning date equal to his entire Account balance and annual lump sum payments thereafter of amounts

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accrued during each calendar year. The provisions of Sections 9.03(d) and (e) will not require the immediate payment of any remaining installment or annuity payments begun prior to March 1, 2004.

9.04	Small Benefits

Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of all benefits if the value of the Member’s Accounts (disregarding his Rollover Account) as of his termination from employment amounts to $5,000 or less. The lump sum payment shall automatically be made as soon as administratively practicable following the Member’s termination of employment.

9.05	Status of Accounts Pending Distribution

Until completely distributed under Section 9.03 the Accounts of a Member who is entitled to a distribution shall continue to be invested as part of the funds of the Plan.

9.06	Method of Payment of ESOP Stock Fund

(a)	Notwithstanding the foregoing provisions and in addition thereto, the Member may elect to have any distribution from the ESOP Stock Fund and the Bank Stock Fund made all in cash or all in kind. In the case of an in kind distribution, fractional shares shall be converted to cash, and payment of the value of those fractional shares shall be made in cash.

(b)

Subject to the diversification requirement of Section 4.07, in the event the fair market value of a Member’s ESOP Stock Fund and Bank Stock Fund equals $50,000 or more at the time the Member requests distribution in cash, the distribution from these Funds shall be made in substantially equal periodic

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payments (not less frequently than annually) over a period not longer than 5 years. The Trustees shall not be required to liquidate the shares of Employer Stock until such time as it is required to make the cash distributions.

9.07	Proof of Death and Right of Beneficiary or Other Person

The Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Member as the Committee may deem proper and its determination of the right of that Beneficiary or other person to receive payment shall be conclusive.

9.08	Distribution Limitation

(a)	Notwithstanding any other provision of this Article 9, all distributions from this Plan shall conform to the regulations issued under Section 401(a)(9) of the Code, including the incidental death benefit provisions of Section 401(a)(9)(G) of the Code. With respect to distributions made for distribution calendar years beginning on and after January 1, 2003, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the Treasury regulations 1.401(a)(9)-2 through 9 that were issued April 17, 2002 as prescribed below. Further, such regulations shall override any Plan provision that is inconsistent with Section 401(a)(9) of the Code.

(b)	With respect to distribution calendar years commencing on and after January 1, 2003, such minimum amount necessary to satisfy the minimum distribution requirements of Section 401(a)(9) of the Code shall be the lesser of:

(i)	the quotient obtained by dividing the Member’s Accounts by the distribution period in the Uniform Lifetime Table set forth in Treasury

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regulation 1.401(a)(9)-9, using the Member’s age as of the Member’s birthday in the distribution calendar year; or

(ii)	if the Member’s sole designated beneficiary for the distribution calendar year is the Member’s spouse, the quotient obtained by dividing the Member’s Accounts by the number in the Joint and Last Survivor Table set forth in Treasury regulation 1.401(a)(9)-9, using the Member’s and spouse’s attained ages as of the Member’s and the spouse’s birthdays in the distribution calendar year.

(c)	For purposes of paragraph (b) above, required minimum distributions will be determined beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Member’s date of death, and the following definitions apply:

(i)	“Designated beneficiary” means the individual who is designated as the Beneficiary and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-4 of the Treasury regulations.

(ii)

“Distribution calendar year” means a calendar year for which a minimum distribution is required. The first distribution calendar year is the calendar year in which the applicable Member in active service attains age 70 1/2.

(iii)	“Life expectancy” means life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9, Q&A-1 of the Treasury regulations.

(iv)

“Member’s Accounts” means the balance of the Member’s Accounts as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (“valuation calendar year”) increased by the amount of contributions made and allocated or forfeitures allocated to

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the Member’s Accounts as of dates in the valuation calendar year after such last Valuation Date and decreased by distributions made in the valuation calendar year after such last Valuation Date. The Member’s Accounts for the valuation calendar year include any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

9.09	Direct Rollover of Certain Distributions

(a)	Elective Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)

Mandatory Rollovers. Notwithstanding any provision of the Plan to the contrary, effective March 28, 2005 if the value of the Member’s Accounts (disregarding his Rollover Account) amounts to at least $1,000 but not more than $5,000, and if the distributee fails to make an affirmative election to either receive the lump sum payment in cash or have it directly rolled over to an eligible retirement plan pursuant to the provisions of paragraph (a) within such election period as shall be prescribed by the Committee, the Committee shall direct the Trustee to transfer such lump sum payment to an individual retirement plan (within the meaning of Section 7701(a)(37) of the Code) (“IRA”) selected by the Committee. The IRA shall be maintained for the exclusive benefit of the Member on whose behalf such transfer is made. The transfer shall occur as

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soon as practicable following the end of the election period. The funds in the IRA shall be invested in an investment product designed to preserve principal and provide a reasonable rate of return, whether or not such return is guaranteed, consistent with liquidity, as determined at the time of the transfer by the Committee. In implementing the provisions of this paragraph, the Committee shall:

(i)	enter into a written agreement with each IRA provider setting forth the terms and conditions applicable to the establishment and maintenance of the IRAs in conformity with applicable law;

(ii)	furnish Members with notice of the Plan’s automatic rollover provisions, including, but not limited to, a description of the nature of the investment product in which the assets of the IRA will be invested and how the fees and expenses attendant to the IRA will be allocated, and a statement that a Member may roll over the assets of the IRA to another eligible retirement plan. Such notice shall be provided to Members in such time and form as shall be prescribed by the Committee in accordance with applicable law; and

(iii)	fulfill such other requirements of the safe harbor contained in Department of Labor Regulation §2550.404a-2 and, if applicable, the conditions of Department of Labor Prohibited Transaction Class Exemption 2004-16.”

(c)	Definitions. The following definitions apply to the terms used in this Section 9.09:

(i)	“Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include:

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(A)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more;

(B)	any distribution to the extent such distribution is required under Section 401(a)(9) of the Code;

(C)	after-tax amounts (determined without regard to the exclusions of net unrealized appreciation with respect to employer securities) unless such amount is rolled over or transferred (i.e., directly rolled) to an individual retirement account or individual retirement annuity described in Section 408(a) or 408(b) of the Code, respectively, or transferred to a defined contribution plan qualified under Section 401(a) of the Code that agrees to separately account for such amount; and

(D)	effective on and after January 1, 2000, any in-service withdrawal that is made on account of hardship.

(ii)	“Eligible retirement plan” means any of the following types of plans that accept the distributee’s eligible rollover distribution:

(A)	a qualified plan described in Section 401(a) of the Code;

(B)	an annuity plan described in Section 403(a) of the Code;

(C)	an individual retirement account or individual retirement annuity described in Section 408(a) or 408(b) of the Code, respectively;

(D)	an annuity contract described in Section 403(b) of the Code; and

(E)	an eligible plan under Section 457(b) of the Code which is

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maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.

(iii)	“Distributee” means an employee or former employee. In addition, solely for purposes of paragraph (a) above, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code are distributees with regard to the interest of the spouse or former spouse; and

(iv)	“Direct rollover” means a payment by the Plan to the eligible retirement plan specified by the distributee.

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ARTICLE 10. ADMINISTRATION OF PLAN

10.01	Appointment of Thrift Plan Committee

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed in a Thrift Plan Committee of not less than 3 persons appointed from time-to-time by the Board of Directors to serve at the pleasure of the Board of Directors. Any person who is appointed a member of the Committee shall signify his acceptance by filing written acceptance with the Board of Directors and the Secretary of the Committee. Any member of the Committee may resign by delivering his written resignation to the Board of Directors and the Secretary of the Committee.

10.02	Duties of Committee

The members of the Committee shall elect a chairman from their number and a secretary who may be but need not be one of the members of the Committee; may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; may retain counsel, employ agents and provide for such clerical, accounting, and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustees under the trust agreement adopted for use in implementing the Plan, as they, in their sole discretion, shall decide.

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10.03	Individual Accounts

The Committee shall maintain, or cause to be maintained, records showing the individual balances in each Member’s Accounts. However, maintenance of those records and Accounts shall not require any segregation of the funds of the Plan.

10.04	Meetings

The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time-to-time determine.

10.05	Action of Majority

Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of that majority expressed from time-to-time by a vote at a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

10.06	Compensation and Bonding

No member of the Committee shall receive any compensation from the Plan for his services as such. Except as may otherwise be required by law, no bond or other security need be required of any member in that capacity in any jurisdiction.

10.07	Establishment of Rules

Subject to the limitations of the Plan, the Committee from time-to-time shall establish rules for the administration of the Plan and the transaction of its business. The

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Committee shall have the sole and unilateral power and discretion to construe the terms of the Plan, including, but not limited to, the discretion to:

(a)	Determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan;

(b)	Decide all questions relating to an individual’s eligibility to participate in the Plan and/or eligibility for benefits and the amounts thereof;

(c)	Decide all facts relevant to the determination of eligibility for benefits or participation;

(d)	Make such adjustments which it deems necessary or desirable to correct any arithmetical or accounting errors; and

(e)	Determine the amount, form and timing of any distribution to be made hereunder.

In making its decisions, the Committee shall be entitled to, but need not rely upon, information supplied by a Member, Beneficiary or representative thereof. The Committee shall have full and complete discretion to determine whether a domestic relations order constitutes a qualified domestic relations order and whether the alternate payee otherwise qualifies for benefits hereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as it shall deem necessary to carry out the purposes of the Plan.

Any such determination of the Committee as to the interpretation of the Plan or any disputed question shall be conclusive and binding upon all persons and shall not be overturned unless such determination, act and/or decision is arbitrary and capricious.

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10.08	Prudent Conduct

The members of the Committee shall use that degree of care, skill, prudence and diligence that a prudent man acting in a like capacity and familiar with such matters would use in his conduct of a similar situation.

10.09	Service in More than One Fiduciary Capacity

Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the funds of the Plan.

10.10	Named Fiduciary

For purposes of ERISA, the members of the Committee shall be the named fiduciaries of the Plan.

10.11	Limitation of Liability

The Employer, the Board of Directors, the members of the Committee, and any officer, employee or agent of the Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of the Employer for any act or failure to act, made in good faith in relation to the Plan or the funds of the Plan. However, this limitation shall not act to relieve any such individual or the Employer from a responsibility or liability for any fiduciary responsibility, obligation or duty under Part 4, Title I of ERISA.

10.12	Indemnification

The members of the Committee, the Board of Directors, and the officers, employees and agents of the Employer shall be indemnified against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan or the funds of the Plan,

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including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or the funds of the Plan, and amounts paid in any compromise or settlement relating to the Plan or the funds of the Plan, except for actions or failures to act made in bad faith. The foregoing indemnification shall be from the funds of the Plan to the extent of those funds and to the extent permitted under applicable law; otherwise from the assets of the Employer.

10.13	Erroneous Allocation

Notwithstanding any provision of the Plan to the contrary, if a Member’s Account is credited with an erroneous amount due to a mistake in fact or law, the Committee shall adjust such Account in such equitable manner as it deems appropriate to correct the erroneous allocation.

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ARTICLE 11. MANAGEMENT OF FUNDS

11.01	Trust Agreement

All the funds of the Plan shall be held by Trustees appointed from time-to-time by the Board of Directors under a trust agreement adopted, or as amended, by the Board of Directors for use in providing the benefits of the Plan and paying its expenses not paid directly by the Employer. The Employer shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustees.

11.02	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Members and other persons entitled to benefits under the Plan. No person shall have any interest in or right to any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

11.03	Appointment of Investment Manager

The Employer may, in its discretion, appoint one or more investment managers (within the meaning of Section 3(38) of ERISA) to manage (including the power to acquire and dispose of) all or part of the assets of the Plan, as the Employer shall designate. In that event authority over and responsibility for the management of the assets so designated shall be the sole responsibility of that investment manager.

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11.04	Expenses of Administration

All expenses that arise in connection with the administration of the Plan, including but not limited to the compensation of the Trustees, administrative expenses and proper charges and disbursements of the Trustees and compensation and other expenses and charges of any counsel, accountant, specialist, or other person who has been retained by the Employer in connection with the administration thereof, shall be paid from the funds of the Plan held by the Trustees under the trust agreement or insurance or annuity contract adopted for use in implementing the Plan to the extent not paid by the Employer.

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ARTICLE 12. GENERAL PROVISIONS

12.01	Nonalienation

Except as required by any applicable law, no benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void. Notwithstanding the foregoing, the Trustees are specifically authorized to comply with any settlement, judgment, decree or order which results from the Employee’s involvement in a fiduciary breach or conviction of a crime or other situation involving the Plan, all as described under Code Section 401(a)(13); or is related to a domestic relations order which is determined by the Committee to be qualified. For this purpose, a “qualified domestic relations order” means any settlement, judgment, decree, or order which:

(a)	creates for, or assigns to, a spouse, former spouse, child or other dependent of a Member the right to receive all or a portion of the Member’s benefits under the Plan for the purpose of providing child support, alimony payments or marital property rights to that spouse, child or dependent,

(b)	is made pursuant to a State domestic relations law,

(c)	does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan, and

(d)	otherwise meets the requirements of Section 206(d) of ERISA, as amended, as a “qualified domestic relations order,” as determined by the Committee.

Any distribution due an alternate payee under a qualified domestic relations order may be made as soon as practicable following the earliest date specified in such order, or as otherwise permitted under such order pursuant to an agreement between the Plan and the alternate payee, provided, however, that if the amount of the distribution exceeds $5,000 (effective January 1, 1998), the alternate payee must consent to the

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distribution.

No person may create a lien on any Fund, security or other asset held under the Plan other than liens permitted pursuant to Section 5.02.

A Member’s benefit under the Plan shall be offset or reduced by the amount the Member is required to pay to the Plan under the circumstances set forth in Section 401(a)(13)(C) of the Code.

12.02	Conditions of Employment Not Affected by Plan

The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Member or potential Member of the Plan.

12.03	Facility of Payment

If the Committee shall find that a Member or other person entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor, the Committee may direct that any benefit due him, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

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12.04	Information

Each Member, Beneficiary or other person entitled to a benefit, before any benefit shall be payable to him or on his account under the Plan, shall file with the Committee the information that it shall require to establish his rights and benefits under the Plan.

12.05	Prevention of Escheat

If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, the Committee may, no earlier than 3 years from the date such payment is due, mail a notice of such due and owing payment to the last known address of such person, as shown on the records of the Committee or the Employer. If such person has not made written claim therefor within 3 months of the date of the mailing, the Committee may, if it so elects and upon receiving advice from counsel to the Plan, direct that such payment and all remaining payments otherwise due such person be canceled on the records of the Plan and the amount thereof applied to reduce the contributions of the Employer. Upon such cancellation, the Plan and the Trust shall have no further liability therefor except that, in the event such person or his beneficiary later notifies the Committee of his whereabouts and requests the payment or payments due to him under the Plan, the amount so applied shall be paid to him in accordance with the provisions of the Plan.

12.06	Construction

(a)	The Plan shall be construed, regulated and administered under ERISA and the laws of the Commonwealth of Pennsylvania, except where ERISA controls.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The titles and headings of the Articles and Sections in this Plan are for

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convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

12.07	Written Elections

Any elections, notifications or designations made by a Member pursuant to the provisions of the Plan shall be made in writing and filed with the Committee in a time and manner determined by the Committee under rules uniformly applicable to all employees similarly situated. The Committee reserves the right to change from time-to-time the time and manner for making notifications, elections or designations by Members under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making an election, notification or designation set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

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ARTICLE 13. AMENDMENT, MERGER AND TERMINATION

13.01	Amendment of Plan

The Board of Directors reserves the right at any time and from time-to-time, and retroactively if deemed necessary or appropriate, to amend by action taken at a meeting held either in person or by telephone or other electronic means, or by unanimous written consent in lieu of a meeting, in whole or in part, any or all of the provisions of the Plan. However, no amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the balance of the Accounts of any Member or of reducing the nonforfeitable percentage of the balance of the Accounts of a Member below the nonforfeitable percentage computed under the Plan or of eliminating directly or indirectly an optional form of benefit as in effect on the date on which the amendment is adopted or, if later, the date on which the amendment becomes effective.

13.02	Merger or Consolidation

The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

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13.03	Additional Participating Employers

(a)	If any company is or becomes a subsidiary of or associated with an Employer, the Board of Directors may include the employees of that subsidiary or associated company in the membership of the Plan upon appropriate action by that company necessary to adopt the Plan. In that event, or if any persons become Employees of an Employer as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Board of Directors shall determine to what extent, if any, previous service with the subsidiary, associated or other company shall be recognized under the Plan, but subject to the continued qualification of the trust for the Plan as tax-exempt under the Code.

(b)	Any subsidiary or associated company may terminate its participation in the Plan upon appropriate action by it. In that event the funds of the Plan held on account of Members in the employ of that company, and any unpaid balances of the Accounts of all Members who have separated from the employ of that company, shall be determined by the Committee. Those funds shall be distributed as provided in Section 13.04 if the Plan should be terminated, or shall be segregated by the Trustees as a separate trust, pursuant to certification to the Trustees by the Committee, continuing the Plan as a separate plan for the employees of that company under which the board of directors of that company shall succeed to all the powers and duties of the Board of Directors, including the appointment of the members of the Committee.

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13.04	Termination of Plan

(a)	The Board of Directors may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time. The action of its Board of Directors to terminate the Plan or discontinue contributions shall be taken at a meeting held either in person or by telephone or other electronic means, or by unanimous written consent in lieu of a meeting and retroactively if deemed necessary or appropriate, all of which shall be in accordance with the normal procedures and authority of the Board of Directors. In case of termination or partial termination of the Plan, or complete discontinuance of Employer contributions to the Plan, the rights of affected Members to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. The total amount in each Member’s Accounts shall be distributed, as the Committee shall direct, to him or for his benefit or continued in trust for his benefit.

(b)

Upon termination of the Plan, Member Pre-Tax Contributions, with Earnings thereon, shall only be distributed to Members if (i) neither the Employer nor an Affiliated Employer establishes or maintains a successor defined contribution plan, and (ii) payment is made to the Members in the form of a lump sum distribution (as defined in Section 402(d)(4) of the Code, without regard to clauses (i) through (iv) of subparagraph (A), subparagraph (B), or subparagraph (F) thereof). For purposes of this paragraph, a “successor defined contribution plan” is a defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (“ESOP”) or a simplified employee pension as defined in Section 408(k) of the Code (“SEP”)) which exists at the time the Plan is terminated or within the 12 month period beginning on the date all assets are distributed. However, in no event shall a defined

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contribution plan be deemed a successor plan if fewer than two percent of the employees who are eligible to participate in the Plan at the time of its termination are or were eligible to participate under another defined contribution plan of the Employer or an Affiliated Employer (other than an ESOP or a SEP) at any time during the period beginning 12 months before and ending 12 months after the date of the Plan’s termination.

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ARTICLE 14. TOP-HEAVY PROVISIONS

The provisions of this Article 14 shall become applicable under the circumstances described in this Section effective January 1, 2001, unless the Plan is not a “top-heavy plan” under the provisions of Section 416(g)(4)(H) of the Code:

14.01	Top-Heaviness Defined

(a)	For purposes of this Article, the Plan shall be “top-heavy” if, as of the determination date,

(i)	the value of the aggregate of the account balances under the Plan for key employees exceeds 60% of the value of the aggregate of the account balances under the Plan for all Employees, or

(ii)	the Plan is part of a required aggregation group, and the sum of the present value of the aggregate accrued benefits and the cumulative account balances of key employees in all plans in the required aggregation group exceeds 60% of a similar sum determined for all Employees. Notwithstanding the results of the said 60% text, the Plan shall not be considered top-heavy for any Plan Year in which the Plan is in a required aggregation group or the Employer elects to treat the Plan as a part of a permissive aggregation group and such group is not determined to be top-heavy.

(b)	For purposes of this Article, the following terms shall be interpreted according to the definitions assigned to them:

(i)	Account balances under the Plan:

(A)

will be combined with the account balances or the present value of accrued benefits under each other plan in the required aggregation group and, in the Employer’s discretion, may be combined with the account balances or the present value of

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accrued benefits under any other qualified plan in the permissive aggregation group;
(B)	the Accounts for an employee as of the applicable determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period (five-year period in the case of a distribution made for a reason other than separation from service, death or disability) ending on the applicable determination date;

(C)	distributions under any plan that terminated within the five-year period ending on the applicable determination date shall be taken into account if such plan contained key employees and, therefore, would have been part of the required aggregation group; and

(D)	if an individual has not performed services for the Employer or an Affiliated Employer at any time during the one-year period ending on the applicable determination date, such individual’s accounts and the present value of his accrued benefits shall not be taken into account.

(ii)	Remuneration has the same meaning as “remuneration” in Section 3.09(d) but such amount shall be deemed not to exceed the Annual Dollar Limit, as adjusted annually based on the Adjustment Factor as provided by the Secretary of Treasury.

(iii)	Determination date means the last day of the preceding Plan Year or in the case of the first Plan Year, the last day of that Plan Year.

(iv)	5% owner of the Employer means any person who either directly or

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constructively (as defined in Section 318 of the Code) owns more than 5% of either the outstanding stock of S&T Bancorp, Inc. or the total combined voting power of all of the stock of S&T Bancorp, Inc.

(v)	Employee includes such Beneficiary or Beneficiaries who obtain an interest in the Plan by beneficiary designation, will, devise or through the laws of intestacy.

(vi)	Key employee means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the applicable determination date was an officer of an Employer or an Affiliated Employer having Statutory Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5% owner of an Employer or an Affiliated Employer, or a 1% owner of an Employer or an Affiliated Employer having Statutory Compensation greater than $150,000. The determination of who is a key employee shall be made in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder;

(vii)	Non-key employee means any Employee who is not a key employee.

(viii)	Officer means at any time during the Plan Year or any 4 preceding Plan Years an Employee who serves as an administrative executive for the Employer on a regular and continuous basis and during the applicable year has annual compensation greater than 50% of the amount in effect under Section 415(b)(1)(A) of the Code. The maximum number of Employees who shall be deemed to be officers for purposes of this Article 14 shall be the lesser of:

(A)	50, or

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(B)	The greater of 3, or 10% of all Employees.

If the actual number of officers of the Employer exceeds the maximum number of Employees who are deemed to be officers under Section 14.01(b)(viii), the maximum number of officers for purposes of this Section shall include those officers who had the highest one-year Statutory Compensation while serving as an officer of the Employer during any applicable Plan Year.

(ix)	1% owner of the Employer means any person, who either directly or constructively (as defined in Section 318 of the Code) owns more than 1% of either the outstanding stock of S&T Bancorp, Inc. or the total combined voting power of all of the stock of S&T Bancorp, Inc.

(x)	Permissive aggregation group means each plan in the required aggregation group and any other defined benefit and defined contribution plan of the Employer or an Affiliated Employer with contributions or benefits at least comparable to the contributions or benefits under this Plan in which all members are non-key employees, if the resulting aggregation group continues to meet the requirements of Section 401(a)(4) and 410 of the Code.

(xi)	Required aggregation group includes:

(A)	Each defined benefit plan and defined contribution plan of the Employer (regardless of whether the Plan terminated within the past 5 years) in which a key employee is a Member, and

(B)	Each other defined benefit and defined contribution plan (as defined in Section 3.09(c)) of the Employer which enables any plan described in clause (A) above, to meet the requirements of Section 401(a)(4) or 410 of the Code.

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14.02	Employer Contributions

For each Plan Year with respect to which the Plan is top-heavy, an additional Employer contribution shall be allocated on behalf of each Member (and each Employee eligible to become a Member) who is a non-key employee, and who has not separated from service as of the last day of the Plan Year, to the extent that the contributions made on his behalf under Sections 3.03 and 3.04 for the Plan Year would otherwise be less than 3% of his remuneration. However, if the greatest percentage of remuneration contributed on behalf of a key employee under Sections 3.01(a), 3.03 and 3.04 for the Plan Year (disregarding any contributions made under Section 3.14 for the Plan Year) would be less than 3%, that lesser percentage shall be substituted for “3%” in the preceding sentence. Notwithstanding the foregoing provisions of this subparagraph, no minimum contribution shall be made under this Plan with respect to a Member (or an Employee eligible to become a Member) if the required minimum benefit under Section 415(c)(1) of the Code is provided to him by any other qualified pension plan of the Employer or an Affiliated Employer. For the purposes of this subparagraph, remuneration has the same meaning as set forth in Section 3.09(d).

14.03	Vesting

The vesting schedule in Section 7.01 shall apply at all times.

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ARTICLE 15. EXECUTION PAGE

As evidence of its adoption of the Plan, as amended and restated, the Employer has caused this instrument to be executed by its duly authorized officer and its corporate seal to be affixed hereto by its Secretary on this 15th day of December, 2008, but to be generally effective January 1, 2008, unless specified herein to the contrary.

ATTEST:		S&T BANK:

By:	/s/ Robert E. Rout	/s/ Todd D. Brice
	Secretary	President and Chief Executive Officer

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